Exhibit 10.16

Execution Version

AMENDMENT TO ASSET TRANSFER AGREEMENT

This AMENDMENT TO ASSET TRANSFER AGREEMENT (this “Amendment”) is entered into as of May 28, 2020, by and among GENERAL MOTORS LLC, a Delaware limited liability company (“General Motors”), GM EV HOLDINGS LLC, a Delaware limited liability company (“GMEV”), and LORDSTOWN MOTORS CORP., a Delaware corporation (“LMC” and, together with General Motors and GMEV, collectively, the “Parties”).

RECITALS

WHEREAS, General Motors and LMC are parties to that certain Asset Transfer Agreement, dated as of November 7, 2019 (the “Asset Transfer Agreement”); capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in the Asset Transfer Agreement;

WHEREAS, pursuant to Section 9.2 of the Asset Transfer Agreement, the Asset Transfer Agreement may be amended, modified or supplemented only in a writing signed by LMC and General Motors;

WHEREAS, on January 17, 2020, LMC and General Motors have executed and entered into that certain Purchase Agreement (the “Parcel Purchase Agreement”) whereby General Motors has the right to purchase certain real property and improvements from LMC located in Lordstown, Ohio, consisting of approximately 173 acres, and as more particularly described on Exhibit A attached hereto (the “Phase II Parcel”); and

WHEREAS, the Parties desire to amend certain provisions of the Asset Transfer Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows as of the date of this Amendment:

ARTICLE IAmendments to the Asset Transfer Agreement.

Section 1.1        Definitions. The following definitions are hereby added to Section 1.1 of the Asset Transfer Agreement:

““Repurchase Expiration Date” means August 31, 2020; provided, that Seller shall have the ongoing right, in Seller’s sole discretion, at any time prior to the then-current Repurchase Expiration Date to further extend such date upon notice to Purchaser to the end of the following month or such later date as determined by Seller.

“Repurchase Option Termination Date” means the earliest of (i) the Repurchase Expiration Date, (ii) the GMEV Closing (as defined in that certain Stock Purchase Agreement, dated as of February 14, by and between Purchaser and an affiliate of Seller (as amended from time to time, the “Stock Purchase Agreement”)) and (iii) the concurrent occurrence of all of the following: (A) the consummation by Purchaser of the sale of an aggregate of at least $150 million of Purchaser’s common stock pursuant to the Stock Purchase Agreement to investors other than Seller or any of Seller’s Affiliates; (B) Seller’s termination of its closing obligations pursuant to Section 7.13 of the Stock Purchase Agreement; and (C) Purchaser’s payment in full to Seller (or its designated Affiliates, as applicable), by wire transfer of immediately available funds, of an aggregate amount equal to the sum of (x) the principal and any accrued but unpaid interest under that certain Convertible Promissory Note, dated as of May 28, 2020, by and between Purchaser and Seller, (y) the Purchase Price and (z) the Reimbursable Expenses (as defined in the Operating Agreement).”

Section 1.2        Repurchase Option. The lead-in paragraph to Section 5.10 of the Asset Transfer Agreement is hereby deleted and replaced in its entirety with the following:

“Purchaser hereby covenants and agrees that, in the event that Purchaser fails to obtain and consummate the Required Financing prior to January 31, 2020 (the “Repurchase Option Start Date”), Seller shall have an irrevocable option, freely transferable to its Affiliates, until the Repurchase Option Termination Date to purchase the Transferred Assets from Purchaser (the “Repurchase Option”) in exchange for one (1) Dollar, the cancellation of any outstanding Purchase Price (or interest thereon) under this Agreement and the waiver of any right of Seller to payment under the Operating Agreement by delivering to Purchaser written notice of its exercise of the Repurchase Option, and Purchaser shall (and, where applicable, Purchaser shall cause its Affiliates to), as soon as practicable after the receipt of such notice, sell, assign, convey, transfer and deliver to Seller (or, as applicable, its designated Affiliates), the Transferred Assets, on the following terms:”

Section 1.3        Assumed Obligations. Effective upon the closing of the Parcel Purchase Agreement, and without any further action by the Parties, the definition of Assumed Obligations as set forth in Section 2.4 of the Asset Transfer Agreement will be automatically deemed to exclude the Phase II Parcel Environmental Liabilities, where “Phase II Parcel Environmental Liabilities” means Assumed Environmental Liabilities to the extent related to the Phase II Parcel.

Section 1.4        LMC Property Obligations. The Parties acknowledge and agree that LMC’s obligations, covenants, and agreements under the Parcel Purchase Agreement and Sections 5.9 and 5.10 of the Asset Transfer Agreement constitute and shall be covenants running with the land and, as such, shall run with and be a burden and binding upon the Real Property and inure to the benefit of General Motors and its successors and assigns. General Motors shall have the right, in its sole discretion, to record memorandum(s) and/or an amendment to the Memorandum of Options to provide additional record notice of its interest in the Real Property in the Recorder’s Office of Trumbull County, Ohio, and LMC agrees to join in the execution thereof upon General Motors’ request. In addition to any other remedies available at law or in equity for any default under the Asset Transfer Agreement, the Repurchase Option shall be specifically enforceable by General Motors and its successors and assigns.

ARTICLE IIMiscellaneous. Sections 9.2 (Amendments and Waivers), 9.9 (Severability), 9.11 (Language), 9.13 (Applicable Law), 9.14 (Jurisdiction of Disputes; Waiver of Jury Trial), and 9.16 (Counterparts) of the Asset Transfer Agreement are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis.

2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first above written.

GENERAL MOTORS LLC

By:	/s/ Kevin McCabe
Name: Kevin McCabe
Title: Authorized Representative

GM EV HOLDINGS LLC

By:	/s/ David Maday
Name: David Maday
Title: Vice President

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: Chief Executive Officer

ASSET TRANSFER AGREEMENT

BY AND BETWEEN

GENERAL MOTORS LLC

AND

LORDSTOWN MOTORS CORP.

Dated as of November 7, 2019

SALE OF

LORDSTOWN FACILITY

Execution Version

i

EXHIBITS

Exhibit A	Bill of Sale and Assignment and Assumption Agreement

Exhibit B	Notice and Acknowledgement of Environmental Covenant

Exhibit C	Form of Quit Claim Deed

Exhibit D	Workhorse Term Sheet

Exhibit E	Workhorse Intellectual Property License Agreement

Exhibit F	Workhorse Voting Agreement

Exhibit G	Workhorse Subscription Agreement

Exhibit H	Operating Agreement

Exhibit I	Form of Mortgage

Exhibit J	Form of Memorandum of Options

Exhibit K	Form of Repurchase Option Bill of Sale

Exhibit L	Form of Repurchase Option Deed

Exhibit M	Form of Mineral Rights Deed

Exhibit N	Form of Repurchase Option Mineral Rights Deed

Execution Version

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT is made as of November 7, 2019 by and between General Motors LLC, a Delaware limited liability company (“Seller”), and Lordstown Motors Corp., a corporation organized under the laws of the State of Delaware (“Purchaser” and, together with Seller, the “Parties”). Certain capitalized terms used herein are defined in Article I.

RECITALS

WHEREAS, Purchaser and its designated Affiliates desire to purchase from Seller and its Affiliates, and Seller and its Affiliates desire to sell to Purchaser and its designated Affiliates, the Facility and certain assets used by Seller and its Affiliates at the Facility, and Purchaser and its designated Affiliates desire to assume from Seller and its Affiliates, and Seller and its Affiliates desire to assign to Purchaser and its designated Affiliates, certain obligations and liabilities relating to the Facility and such assets, all upon the terms and subject to the conditions contained herein; and WHEREAS, Purchaser and its Affiliates intend to produce a new electric vehicle truck at the Facility with the potential to create 300 to 500 jobs initially, and additional jobs as demand for such vehicle grows or new vehicles are produced at the Facility.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE III
DEFINITIONS

Section 3.1         Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Access Agreement” means that certain Access Agreement among Seller, Purchaser and Workhorse dated effective as of May 13, 2019.

“ACM” has the meaning set forth in Section 4.3(f)(ii).

“Additional Equity Commitment Letters” has the meaning set forth in Section 5.5(b).

“Additional Equity Financing” has the meaning set forth in Section 5.5(b).

“Additional Equity Financing Sources” has the meaning set forth in Section 5.5(b).

“Adjacent Real Property” has the meaning set forth in Section 5.9.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Agreement” means this Asset Transfer Agreement, including all Exhibits and Schedules hereto.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assumed Environmental Liabilities” means all Environmental Liabilities arising from or relating to the Facility, including: (a) violation(s) of Environmental Law by Seller or its Affiliates prior to the Closing or by Purchaser or its Affiliates from and after the Closing, including any such violations relating to the manufacturing equipment, processes or operations at, on or in the Facility; (b) pollution or contamination of the Environment, including any residual pollution or contamination that remains from any prior environmental cleanup or remediation, whether occurring prior to or after the Closing (“Contamination”); (c) any mixing, degradation, migration or other changes of such Contamination within or with the Environment or other Contamination; and (d) Environmental Liabilities that occur on or after Closing and that were not caused by Seller or any of its Affiliates or Purchaser or any of its Affiliates (including migration of offsite contamination caused by third Person onto the Facility, whether occurring prior to or after the Closing). “Assumed Environmental Liabilities” include: (i) the condition and proper maintenance, handling, repair, removal, abatement, demolition or disposal of any ACM, LBP or ILM at the Facility under this or any other contract between the Parties, under any Environmental Laws or under common law or equity; and (ii) compliance with any requirements under applicable Environmental Laws, including any requirements related to or imposed because of the presence of any remedial system(s), engineering controls or institutional controls (including the BUSTR Covenant, the Environmental Covenant and any deed notices or restrictive covenants recorded or filed against the Facility) at, on or in the Facility.

“Assumed Obligations” has the meaning set forth in Section 2.4. “Assumed Vacation Liabilities” has the meaning set forth in Section 6.5(a).

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement to be entered into between Seller and Purchaser in the form attached hereto as Exhibit A.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Detroit, Michigan or New York, New York are authorized or required to be closed for business.

“BUSTR Covenant” means that certain environmental covenant, recorded on July 5, 2018 and executed by Seller and the State of Ohio, Division of the State Fire Marshal, Bureau of Underground Storage Tank Regulations (“BUSTR”), for the purpose of subjecting a portion of the Real Property to the activity and use limitations and to the rights of access described therein.

“CERCLA” the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C §§ 9601 et seq.

“Claim Notice” has the meaning set forth in Section 8.5.

“Clean Air Act” means the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C §§ 7401 et seq.

“Clean Water Act” means the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.

“Closing” means the consummation of the transactions contemplated herein in accordance with Article VII.

“Closing Permits” means the Permits necessary for Purchaser to own and maintain the Transferred Assets as of the Closing, as identified by Purchaser and reasonably agreed by Seller.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means a consent, authorization, approval or waiver of a Person, or a filing or registration with a Person.

“Contamination” has the meaning set forth in the definition of “Assumed Environmental Liabilities.”

“Contract” means a contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant, instrument of conveyance or other similar legally binding instrument.

“Covered Equipment” has the meaning set forth in Section 5.6(a). “Current Employees” has the meaning set forth in Section 6.1(a). “Debris” has the meaning set forth in Section 5.3(d).

“Debt Commitment Letters” has the meaning set forth in Section 5.5(b). “Debt Financing” has the meaning set forth in Section 5.5(b).

“Debt Financing Sources” has the meaning set forth in Section 5.5(b).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States dollars.

“Employee Benefit Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Employees” has the meaning set forth in Section 6.1(b).

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environment” means and refers to all conditions of soil (surface and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundments, estuaries or other surface water, groundwater, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, sludges, air or natural resources.

“Environmental Covenant” means that certain Environmental Covenant, dated as of September 24, 2018, by General Motors LLC, for the purpose of subjecting a portion of the Real Property to the activity and use limitations and to the rights of access described therein.

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health and the Environment including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, (c) imposing compliance obligations or requirements relative to any manufacturing equipment, processes or operations and (d) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transportation, management or handling of Hazardous Substances.

“Environmental Liabilities” means the actual fully absorbed Liabilities and related costs (including judgments, settlements, penalties or fines assessed by any Governmental Authority, reasonable attorneys’ fees, expert and consulting fees, equipment, process or operational repairs, upgrades, installations, or other actions required under or to achieve and maintain compliance with Environmental Laws, investigation costs and response, costs of removal, disposal, corrective action and other remediation or clean-up costs, to the extent such remediation or clean-up is required by or under Environmental Law, and including the costs of excavation, backfill, treatment, transportation and disposal of soil or water containing Hazardous Substances), including services provided by contractors or employees, that are related to the operations on, activities on and use of the Facility and that arise out of: (a) violations of Environmental Laws, including those related to manufacturing equipment, processes, or operations; or (b) the pollution or contamination of the Environment, including any residual pollution or contamination that remains from any prior environmental cleanup or remediation, and including Liabilities arising under Environmental Laws, including all federal Environmental Laws such as RCRA, TSCA, the Clean Air Act, the Clean Water Act, and CERCLA and any analogous state and local Laws and Liabilities arising from tolling or third-party manufacturing situations. Such conditions, Liabilities or costs may include those arising out of: (x) the transportation, recycling, storage, treatment, disposal, use, management or application of any Hazardous Substance; the containment, removal, remediation, response to, clean up, or abatement of any Release or threatened Release and any other contamination of the Environment, whether onsite or offsite and whether accidental or deliberate, by any Hazardous Substance; (y) personal injury or property damage (including damage to natural resources) from pollution or contamination of the Environment or exposure to Hazardous Substance, asserted or prosecuted by or on behalf of any Person (whether occurring onsite or offsite), whether based on Environmental Laws, their functional equivalents or any common law theory or theory based on tort, negligence, strict liability or otherwise, including those arising out of personal injury caused by exposure to Hazardous Substance; or (z) the excavation, backfill, treatment and disposal of any soil or water containing any Hazardous Substance, where such excavation, backfill, treatment or disposal is associated with the addition or renovation of aboveground or underground storage tanks, including associated piping or other Improvements.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Environmental Policy” has the meaning set forth in Section 2.6(b). “Environmental Policy Amount” has the meaning set forth in Section 2.6(f).

“Equity Commitment Letters” means the Existing Equity Commitment Letters and the Additional Equity Commitment Letters.

“Equity Financing” means the Existing Equity Financing and the Additional Equity Financing.

“Equity Financing Sources” means the Existing Equity Financing Sources and the Additional Equity Financing Sources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Escrow Agreement” has the meaning set forth in Section 5.9(b)(i).

“Event of Default” means: (a) Purchaser shall fail to pay the Purchase Price when due under this Agreement; (b) an involuntary proceeding shall be commenced seeking (i) relief in respect of Purchaser, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) the appointment of a receiver, trustee, custodian or similar official for Purchaser, or for a substantial part of its assets, or (iii) the winding-up or liquidation of Purchaser, and in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered; or (c) Purchaser shall (i) voluntarily commence any proceeding or file any petition seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b), (iii) apply for or consent to the appointment of a receiver, trustee, custodian or similar official for Purchaser, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Facility Assets” means the assets, properties and rights identified on Schedule 1.1(A) and the Covered Equipment.

“Existing Equity Commitment Letters” has the meaning set forth in Section 4.3(b)(i). “Existing Equity Financing” has the meaning set forth in Section 4.3(b)(i). “Existing Equity Financing Sources” has the meaning set forth in Section 4.3(b)(i). “Facility” means the Real Property and all Improvements located thereon.

“Facility FF&E” means the furniture, fixtures and equipment and other personal property located at the Facility as of the date of this Agreement other than the Excluded Facility Assets.

“Facility Option” has the meaning set forth in Section 5.7. “Facility Option Lease” has the meaning set forth in Section 5.7.

“Facility Option Lease Term” has the meaning set forth in Section 5.7(c).

“Financing” means the Equity Financing and the Debt Financing.

“Financing Commitment Letters” means the Equity Commitment Letters and the Debt Commitment Letters.

“Financing Sources” means the Equity Financing Sources and the Debt Financing Sources.

“Geographic Relocation” means an increase in travel distance of fifty (50) miles or more each way from the applicable Employee’s current place of residence to the location of the new employment position compared to the distance such Employee travels from his or her current residence to the location of his or her current employment position with Purchaser or its Affiliate.

“Good Cause” means, with respect to any Transferred Employee, (a) unsatisfactory performance that, under the employment policies of Purchaser or any of its Affiliates, permits the termination of such Transferred Employee’s employment, (b) dishonesty, (c) unethical conduct, (d) insubordination, (e) violation of company work rules as established by Purchaser or any of its Affiliates, (f) to the extent permitted under applicable Law, conduct by such Transferred Employee (including a criminal conviction) that damages or could reasonably be expected to damage the Purchaser’s reputation or place Purchaser in a bad light or (g) to the extent permitted under applicable Law (including workmens’ compensation and discrimination Laws), such Transferred Employee’s inability to perform his or her job-related duties.

“Governmental Authority” means any supra-national, national, federal, state, local or foreign government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means petroleum or any material or substance that it is regulated or controlled as a hazardous substance, toxic substance, hazardous waste, contaminant or pollutant (or words of similar meaning or intent) under any applicable Environmental Law.

“Hiring Date” means (a) for each Current Employee, the date such Current Employee becomes an employee of Purchaser in accordance with Section 6.2(a), and (b) for each Other Employee, the date on which such Other Employee becomes an employee of Purchaser or any of its Affiliates.

“ILM” has the meaning set forth in Section 4.3(f)(ii).

“Improvements” means all buildings, structures and other structural improvements on the Real Property, including all additions, enlargements, extensions, modifications or repairs thereto, or replacements thereof, and all water towers, water tanks, storage tanks, boilers, furnaces, incinerators or cooling towers, together with related valves, meters, switches, pumps, machinery and equipment, and all other items in, on or under the Real Property that constitute improvements on or to the Real Property or fixtures to the Real Property or fixtures to improvements on or to the Real Property, under applicable Laws.

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

“Initial Facility Option Lease Term” has the meaning set forth in Section 5.7(a). “Initial Real Property Option Lease Term” has the meaning set forth in Section 5.8(a). “Insurance Provider” has the meaning set forth in Section 2.6(a).

“Intellectual Property” means all (a) Patents, (b) trademarks, service marks, service names, trade names, trade dress and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and any registrations and applications thereof and (d) Know-How.

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, order, decree, requirement or rule of law (including common law) enacted, promulgated, adopted or imposed by any Governmental Authority.

“LBP” has the meaning set forth in Section 4.3(f)(ii).

“Liability” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or Proceeding and those arising under any Contract or otherwise, including any Tax liability or tort liability.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, easement, right-of-way, covenant, condition, restriction or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to Intellectual Property.

“LMRA” has the meaning set forth in Section 6.8(a).

“Loss” or “Losses” means any and all losses, Liabilities, claims, damages, reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel).

“Memorandum of Options” means a memorandum of options covering the Real Property Option, the Facility Option and the Repurchase Option to be entered into between Seller and Purchaser in the form attached hereto as Exhibit J.

“Mineral Rights Deed” has the meaning set forth in Section 7.2(f).

“Mortgage” means the open-end mortgage, assignment of rents, security agreement and fixture filing between Purchaser, as mortgagor, and Seller, as mortgagee, in the form attached hereto as Exhibit I.

“NLRA” has the meaning set forth in Section 6.8(a).

“Non-Disclosure Agreement” means that certain non-disclosure agreement, effective January 12, 2019 between Seller and Workhorse, as amended.

“Northpoint Parcel” has the meaning set forth in Section 5.9(b).

“Northpoint Stormwater Documents” has the meaning set forth in Section 5.9(b)(i).

“NP Mineral Rights” has the meaning set forth in Section 5.9(b)(ii).

“Notice and Acknowledgement of Environmental Covenant” means the notice and acknowledgement of Environmental Covenant to be entered into between Seller and Purchaser in the form attached hereto as Exhibit B.

“Notice Upon Conveyance” means the notice required in the instrument conveying ownership and the notifications required thereafter under the BUSTR Covenant, in a form reasonably determined by Seller.

“Operating Agreement” means the operating agreement to be entered into between Seller and Purchaser in the form attached hereto as Exhibit H.

“Optioned Facility Space” has the meaning set forth in Section 5.7.

“Optioned Facility Space Improvements” has the meaning set forth in Section 5.7(b).

“Optioned Real Property” has the meaning set forth in Section 5.8.

“Optioned Real Property Improvements” has the meaning set forth in Section 5.8(b).

“Other Employee” has the meaning set forth in Section 6.1(b).

“Other Facility Assets” means the assets, properties and rights identified on Schedule 1.1(B).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” means patents, industrial design, registrations and pending applications, including utility models, provisionals, continuations, divisionals, continuations in part, extensions, reissues or reexaminations thereof.

“Permit” means any permit, license, approval or other authorization issued or granted by any Governmental Authority.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Press Lease” means that certain Lease Agreement, dated as of December 15, 2000, between U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut National Association) (“U.S. Bank”), as Lessor, and General Motors LLC (as successor-in-interest to General Motors Corporation), as Lessee.

“Press Lease Owner” means Philip Morris Capital Corporation and any agents or designees acting on its behalf (including U.S. Bank).

“Proceeding” means an action, suit, arbitration, proceeding or other litigation by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Benefit Plan” means each Employee Benefit Plan that is maintained, administered or contributed to by Purchaser or its Affiliates in respect of the operation of the Facility after the Closing and that covers the Transferred Employees or any other employees of Purchaser or any of its Affiliates similarly situated to the Transferred Employees.

“Purchaser’s Forecasted Financials” has the meaning set forth in Section 5.5(k). “Purchaser Indemnified Party” has the meaning set forth in Section 8.2.

“Purchaser Savings Plan” has the meaning set forth in Section 6.6(c).

“Purchaser Shares” has the meaning set forth in Section 4.3(c).

“Quit Claim Deed” means the quit claim deed from Seller, as grantor, conveying the Facility to Purchaser, as grantee, without warranty in the form attached hereto as Exhibit C.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C §§ 6901 et seq.

“Real Property” means the real property located at 2300 Hallock Young Road and 2369 Ellsworth in Lordstown, Ohio as more particularly described on Schedule 1.1(C), together with all reversions, remainders, easements, rights-of-way, appurtenances, hereditaments, and water and mineral rights appertaining to or otherwise benefiting or used in connection with such real property, together with all of Seller’s right, title and interest in and to any strips of land, streets, and alleys abutting or adjoining such real property.

“Real Property Option” has the meaning set forth in Section 5.8.

“Real Property Option Lease” has the meaning set forth in Section 5.8.

“Real Property Option Lease Term” has the meaning set forth in Section 5.8(c).

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, migration, injection, deposit, disposal or discharge of any Hazardous Substance in, onto or through the Environment.

“Removal Period” has the meaning set forth in Section 5.4.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Repurchase Option” has the meaning set forth in Section 5.10.

“Repurchase Option Bill of Sale” means a bill of sale and assignment and assumption agreement covering the Transferred Assets and their transfer to Seller in connection with Seller’s exercise of the Repurchase Option in the form attached hereto as Exhibit K.

“Repurchase Option Deed” means a quit claim deed from Purchaser, as grantor, conveying the Facility to Seller or its designated Affiliate, as grantee, without warranty in the form attached hereto as Exhibit L.

“Repurchase Option Mineral Rights Deed” has the meaning set forth in Section 7.3(n). “Repurchase Option Start Date” has the meaning set forth in Section 5.10.

“Repurchase Option Term” has the meaning set forth in Section 5.10.

“Required Financing” has the meaning set forth in Section 5.5(a).

“Restricted Area” has the meaning given to such term in the Environmental Covenant and the BUSTR Covenant.

“Retained Obligations” has the meaning set forth in Section 2.5.

“Retained Utility Payment” means the right to any payment to be made under Section 18.01 of that certain Utility Services Agreement dated July 17, 2003 that is included in the Other Facility Assets, to the extent payment is owed to the “Buyer” thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan that is maintained, administered or contributed to by Seller or its relevant Affiliates in respect of the conduct of business at the Facility and covered or covers any Employee.

“Seller Competitor” means a Person engaged, or an Affiliate of a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of manufacturing, distribution, research or development of cars, trucks or other vehicles, parts therefor, or related intellectual property or technology, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds, directly or indirectly, less than ten percent (10%) of the outstanding equity of any Person engaged in such activities and does not, nor do any of its Affiliates, have a right to designate any members of, or observers to, the board of directors, analogous governing body, executive committee, advisory committee (including any product advisory committee) or steering committee of any Person engaged in such activities.

“Seller Employment Date” means (a) for each Current Employee, the day immediately prior to the Closing, and (b) for each Other Employee, March 8, 2019.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller Names” means any trademark, service mark, trade name, service name, brand name, slogan, logo, Internet domain name, corporate name and other identifier of source or goodwill owned by the Seller or any of its Affiliates, whether pursuant to registration or common law, including, without limitation, “GENERAL MOTORS”, “GM” and the GM Logo.

“Seller’s Confirmations” has the meaning set forth in Section 5.3(a).

“Site Separation Agreement” has the meaning set forth in Section 5.9(b)(i).

“Solvent” has the meaning set forth in Section 4.3(d).

“Sublease” has the meaning set forth in Section 5.6(c)(ii).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Return” means any report, return or other information or filing supplied or required to be supplied to a Governmental Authority in connection with any Taxes, including any schedules or attachments thereto and amendments thereof.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Title Company” means Amrock, Inc., with an address of 662 Woodward Ave., Detroit, MI 48226.

“Transfer Taxes” has the meaning set forth in Section 5.2(c).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Employee” means any Employee who accepts Purchaser’s offer of employment and becomes an employee of Purchaser (or its designated Affiliate).

“Transferred Union Employee” means any Transferred Employee who was a Union Employee.

“TSCA” means the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.

“UAW” has the meaning set forth in the definition of “Union”.

“Union” means United Auto Workers (“UAW”) International Union and its affiliated Local 1112.

“Union Contract” means the Agreement Between the UAW International Union and General Motors LLC, ratified as of October 25, 2019, including all side agreements, supplemental agreements, local agreements, letters, and other mutual understandings between the Union and Seller that are applicable to the Facility; provided, that this definition shall not constitute or be construed as an admission, concession or waiver by any of the Parties, in relation to any charge, complaint, grievance, lawsuit or other proceedings of any kind between any of the Parties or their Affiliates and the Union or any person employed at any time by any of the Parties or their Affiliates (including any beneficiary or dependent of any such person), regarding the scope, nature, existence or non-existence of rights, obligations, commitments or requirements under said Agreement, side agreements, supplemental agreements, local agreements, letters, and other mutual understandings.

“Union Employee” means any Current Employee or any Other Employee who is covered by, and subject to, the Union Contract as of the date of this Agreement.

“U.S. Bank” has the meaning set forth in the definition of Press Lease.

“Workhorse” means Workhorse Group Inc., a corporation organized under the laws of the State of Nevada.

“Workhorse Agreements” means, collectively, (a) the amended and restated term sheet executed by Workhorse and Purchaser outlining their intended relationship, including in respect of the other Workhorse Agreements, in the form attached hereto as Exhibit D, (b) the intellectual property license and technical assistance agreement executed by Workhorse and Purchaser pursuant to which Workhorse has, effective upon the Closing, granted to Purchaser a long term, exclusive, irrevocable right to the intellectual property owned or licensed by Workhorse and its Affiliates (as of the Closing or in the future) as would be required for Purchaser to carry out its contemplated business and operate the Facility, including the manufacture by Purchaser of EV truck products, in the form attached hereto as Exhibit E, (c) the voting agreement executed by Workhorse and Purchaser pursuant to which Purchaser has given Workhorse certain rights to appoint a director to Purchaser’s board of directors, among other rights, in the form attached hereto as Exhibit F, and (d) the subscription agreement executed by Workhorse and Purchaser for the issuance to Workhorse of common stock of Purchaser, in the form attached hereto as Exhibit G.

“Workhorse’s Lender” means each of (a) Marathon Structured Product Strategies Fund, LP, (b) Marathon Blue Grass Credit Fund, LP, (c) Marathon Centre Street Partnership, L.P., (d) TRS Credit Fund, LP and (e) any other Person with any lien on any assets of Workhorse or any of its subsidiaries.

Section 3.2     Other Definitional Provisions and Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. Unless the context otherwise requires, as used in this Agreement, (a) the use of the masculine, feminine or neuter gender form of words herein shall include other genders and not limit any provision of this Agreement, (b) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, (c) the use of “including” or “include” herein shall in all cases mean “including, without limitation” or “include, without limitation,” respectively, (d) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (e) references to “written” or “in writing” include in electronic form, (f) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (g) reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, (h) underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, (i) the use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement, (j) references to “the date hereof” and words of similar import shall refer to the date of this Agreement (as first written above), (k) references to a statute include any rules and regulations promulgated thereunder and amendments thereto, (l) references to a notice, consent or approval to be delivered under or pursuant to this Agreement shall mean a written notice, consent or approval, and (m) references to “days” shall mean calendar days unless Business Days are expressly specified. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

ARTICLE IV
SALE AND TRANSFER;
ASSUMPTION OF ASSUMED OBLIGATIONS

Section 4.1     Purchase and Sale of Transferred Assets. On the terms and subject to the conditions of this Agreement, at and as of the Closing, Seller shall (and, where applicable, Seller shall cause its Affiliates to) sell, assign, convey, transfer and deliver to Purchaser (or, as applicable, its designated Affiliates), and Purchaser (or, as applicable, its designated Affiliates) shall purchase and acquire and take assignment and delivery from Seller (or, as applicable, its Affiliates) of, all of Seller’s (or, as applicable, its Affiliates’) right, title and interest in and to the Facility, the Facility FF&E and the Other Facility Assets (collectively, the “Transferred Assets”).

Section 4.2     Excluded Assets. The “Excluded Assets” shall include: (a) all furniture, fixtures and equipment not located at the Facility as of the Closing, whether or not previously used at or otherwise related to the Facility; (b) all Contracts of Seller and its Affiliates other than those included in the Other Facility Assets; (c) the Retained Utility Payment; (d) all proprietary manufacturing process management systems owned or licensed by Seller or any of its Affiliates; (e) all Intellectual Property or other intangible property owned or licensed by Seller or any of its Affiliates; (f) all claims for and rights to receive refunds, rebates or similar payments of Taxes relating to any taxable period or portion thereof ending on or prior to the date of this Agreement, any Tax incentive arrangements with an applicable Governmental Authority related to any of the Transferred Assets, and all Tax Returns and all notes, worksheets, files or documents relating thereto; (g) all minute books, stock ledgers and similar corporate records of Seller or any of its Affiliates; (h) all personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to employees or past employees of Seller or any of its Affiliates; provided, however, that Seller shall make available to Purchaser copies of such records that are required by Law to be made available to Purchaser or are required for Purchaser to perform its obligations set forth in Article VI; (i) any insurance policies or insurance coverage and all rights of any nature with respect thereto (including all insurance recoveries thereunder and rights to assert claims with respect thereto); (j) all permitting offsets, allocations and favorable permitting credits resulting from reductions in emissions from plant operations, closings and reductions associated with Environmental Permits; (k) all heritage materials and memorabilia relating to Seller, its Affiliates or the Facility; and (l) the Excluded Facility Assets. For the avoidance of doubt, none of Seller or any of its Affiliates shall sell, assign, convey, transfer or deliver to Purchaser or any Affiliate of Purchaser, and neither Purchaser nor any of its Affiliates shall purchase, acquire or take assignment or delivery of, any of the Excluded Assets.

Section 4.3     Replacement of Assets. Purchaser understands and agrees that it and its applicable Affiliates are solely liable and responsible for ensuring that it has the agreements, licenses, services, functions, policies, procedures, tools, systems and other assets and any other agreements, licenses, services, functions, policies, procedures, tools, systems and assets necessary to operate and support the Facility from and after the Closing that are not included in the Transferred Assets. Purchaser and its applicable Affiliates shall be liable and responsible for obtaining all Permits, including all Environmental Permits, required for the ownership of the Transferred Assets and the operation of the Facility from and after the Closing.

Section 4.4     Assumed Obligations. At and as of the Closing, Purchaser shall assume, be responsible for, waive any and all claims against Seller for, and pay, perform and discharge (or cause its applicable Affiliates to pay, perform and discharge) when due, the following Liabilities of Seller and its Affiliates (collectively, the “Assumed Obligations”): (a) all Liabilities to or with respect to the Employees to be assumed by Purchaser or its Affiliates as provided and to the extent set forth in Article VI; (b) all Assumed Environmental Liabilities; (c) all Taxes, fees and other amounts assessed against or arising with respect to the Transferred Assets to the extent they relate to any Tax period (or portion thereof) beginning on or after the date of this Agreement; (d) any Transfer Taxes; (e) all Liabilities arising under the Contracts included in the Transferred Assets to the extent arising on or after the date of this Agreement; and (f) all other Liabilities to the extent relating to the Transferred Assets other than Retained Obligations.

Section 4.5     Retained Obligations. Purchaser shall not assume or otherwise be liable in respect of the following Liabilities of Seller or any of its Affiliates, which shall be retained by Seller or any of its Affiliates, as applicable (collectively, the “Retained Obligations”): (a) any Liabilities to or with respect to the Employees to be retained by Seller or any of its Affiliates as provided and to the extent set forth in Article VI; (b) any Liabilities for Taxes imposed on Seller or any of its Affiliates arising out of, or relating to, the Transferred Assets for any Tax period (or portion thereof) ending prior to the date of this Agreement, except for Transfer Taxes; (c) any Liabilities to any Governmental Authority resulting from pre-Closing Tax incentives provided to Seller or any of its Affiliates related to any of the Transferred Assets; (d) all Liabilities arising under the Contracts included in the Transferred Assets to the extent arising prior to the date of this Agreement; and (e) all Liabilities in respect of any pending or threatened Proceeding or investigation by or before any Governmental Authority or arbitration tribunal, whether class, individual or otherwise in nature, in law or in equity, to the extent relating to, or arising out of, the ownership of the Transferred Assets at any time prior to the Closing.

Section 4.6     Environmental Insurance and Bond.

(a)    Purchaser shall maintain for ten (10) years from the date of this Agreement Pollution Legal Liability Insurance issued by an insurance carrier with an AM Best rating of A- or better (the “Insurance Provider”), as generally described in clause (b).

(b)    The policy (the “Environmental Policy”) shall: (i) be in the amount of $25,000,000 per occurrence and in the aggregate; (ii) be subject to no less than a $250,000 per pollution condition self-insured retention; (iii) provide coverage for known and unknown conditions onsite and offsite for bodily injury, property and environmental damage; and (iv) include clean-up costs for onsite and offsite conditions. If available in the market, the policy may contain coverage for transportation and third- party disposal sites. The coverages described in this Section 2.6(b) are: (A) intended to describe the minimum coverages that shall be required under the Environmental Policy; and (B) based on the coverage descriptions set forth in certain policy indications provided by an Insurance Provider; and (C) not intended to limit in any way Seller’s approval rights relating to the final Environmental Policy.

(c)    The Environmental Policy (and any renewal or extension thereof) shall: (i) be issued by the Insurance Provider or another financially responsible insurance company reasonably acceptable to Seller; (ii) be written as primary policy coverage and not contributing with or in excess of any coverage which Seller or any of its Affiliates may carry; (iii) contain an express waiver of any right of subrogation by the insurance company against Seller and its agents and employees; (iv) provide a clause that Seller shall not be liable or responsible for insurance premiums; (v) name Seller as a named insured; (vi) otherwise be in a form acceptable to Seller in its sole and absolute discretion; and (vii) provide that (A) such Environmental Policy shall not (except in accordance with its terms) be canceled and shall continue in full force and effect and (B) no changes may be made to such Environmental Policy without Seller’s prior written approval, which approval may be granted or withheld in Seller’s sole and absolute discretion.

(d)    Purchaser shall obtain a renewal of the Environmental Policy for an additional ten (10) year period (or, with respect to all coverages, with the exception of the new coverages, an additional five (5) year term) if (i) such renewal policy is available at the time of renewal in the commercial insurance market and (ii) the premium for the renewal policy is no greater than the premium for the Environmental Policy.

(e)    Purchaser shall not do, or permit to be done, any act or thing upon the Real Property (or otherwise) that will invalidate or be in conflict with any insurance policies covering the same, including the Environmental Policy. Purchaser shall promptly comply with all insurance underwriters, rules, orders, regulations or requirements relating to such insurance policies, including the Environmental Policy.

(f)     The fees, costs and expenses associated with the obtainment of the Environmental Policy shall be paid by Seller and such fees, costs and expenses will be recovered by Seller under the Operating Agreement.

(g)    Notwithstanding anything herein to the contrary, no insurance policies (including the Environmental Policy) shall minimize, replace or in any way affect Purchaser’s indemnity obligations set forth in this Agreement. Neither the issuance of the Environmental Policy or any other insurance policy, nor the minimum limits specified herein with respect to the Environmental Policy, shall be deemed to limit or restrict in any way the liability of Purchaser under this Agreement.

ARTICLE V
PURCHASE PRICE; PURCHASE MONEY SECURITY INTEREST

Section 5.1     Purchase Price; Purchase Money Security Interest.

(a)    At the Closing, as consideration for the Transferred Assets, Purchaser shall assume the Assumed Obligations in accordance with Section 2.4.

(b)    No later than the earlier to occur of January 31, 2020 and an Event of Default, Purchaser shall pay to Seller Twenty Million Dollars ($20,000,000) (the “Purchase Price”). Any portion of the Purchase Price not timely paid in accordance with the preceding sentence shall bear interest at a rate of 7.0% per annum, with interest computed on a per annum basis of a year of three hundred sixty (360) days and for the actual number of days (including the first but excluding the last day) elapsed.

(c)    Purchaser hereby grants to Seller a continuing purchase money security interest in and to all Transferred Assets to secure the payment of the Purchase Price. Purchaser authorizes Seller to file such UCC financing statements (or similar statement or instrument of registration), in form acceptable to Seller, as Seller may from time to time reasonably determine are necessary or desirable to establish and maintain a valid, enforceable, first priority perfected security interest in the Transferred Assets. Purchaser will promptly execute (as applicable) and deliver to Seller any such filing upon Seller’s request and pay any applicable filing fees, recordation taxes and related expenses relating thereto. Purchaser authorizes Seller to file any such financing statements (or similar statement or instrument of registration) without the signature of Purchaser. Purchaser agrees that Seller shall have all rights of a secured creditor under Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York and may exercise any other right, power or remedy granted to Seller by this Agreement or otherwise permitted by Law, either by suit in equity or by action at law or both.

Section 5.2     Allocation of Purchase Price. Seller shall prepare a schedule illustrating the allocation of the Purchase Price and the portion of the Assumed Obligations, if any, constituting consideration for U.S. federal income tax purposes, among the Transferred Assets (the “Allocation Schedule”) and shall deliver the Allocation Schedule to Purchaser within thirty (30) Business Days following Seller’s receipt of the Purchase Price. The Parties agree, unless otherwise required by Law, not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF EACH PARTY

Section 6.1     Of Each Party. Each Party represents and warrants to each other Party as follows:

(a)    Organization. Such Party and each Affiliate of such Party that becomes a party to a Related Agreement is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to own, lease and operate its assets and to conduct its business as currently conducted.

(b)    Authorization. Such Party and each Affiliate of such Party that becomes a party to a Related Agreement has all requisite corporate or other business entity power and authority to execute, deliver and perform this Agreement and its Related Agreements (in each case to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Party and each of its applicable Affiliates of this Agreement and its Related Agreements (in each case to the extent it is a party thereto) and the consummation by such Party and such Affiliates of the transactions contemplated hereby and thereby, have been authorized by all necessary corporate or other business entity action by such Party and by each of its applicable Affiliates. Such Party has duly and validly executed and delivered this Agreement and such Party and each of its applicable Affiliates have duly and validly executed and delivered each of its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement and each Related Agreement constitutes legal, valid and binding obligations of such Party and the Affiliates of such Party thereto, enforceable against each of them in accordance with their respective terms, subject to the Enforceability Limitations.

(c)    Governmental Consents; No Conflicts.

(i)            The execution, delivery and performance of this Agreement and the Related Agreements by such Party and its applicable Affiliates do not and will not require any Consent of or with any Governmental Authority.

(ii)            The execution, delivery and performance of this Agreement and the applicable Related Agreements by such Party and its applicable Affiliates, and the consummation of the transactions contemplated hereby and thereby by such Persons, do not (i) violate any Law applicable to or binding on such Party or any such Affiliate or their respective assets, (ii) violate or conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien upon any of the assets of such Party or any such Affiliate under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which such Party or any such Affiliate is a party or by which such Party or any such Affiliate or any of their respective assets are bound or (iii) violate or conflict with any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party or any such Affiliate.

(d)    Proceedings. There are no Proceedings pending or, to such Party’s knowledge, threatened, by or against such Party or any of its Affiliates before any Governmental Authority with respect to this Agreement or in connection with the transactions contemplated hereby.

Section 6.2     No Other Seller Representations; Absence of Representations and Warranties Regarding Transferred Assets. Except for the express representations and warranties of Seller set forth in Section 4.1, none of Seller, its Affiliates or any other Person has made any representation or warranty as to the Transferred Assets, the Assumed Obligations, this Agreement or the Related Agreements or any other documents or information made available to Purchaser by Seller. The Transferred Assets have been inspected by Purchaser and Purchaser is satisfied with the condition thereof. All Transferred Assets are being sold to Purchaser on an “as is, where is” basis and with all faults, and neither Seller nor any of its Affiliates makes any warranty or representation, express or implied, whatsoever concerning the Transferred Assets, or the condition, accuracy, quality, utility or completeness thereof, including the environmental condition of the Transferred Assets, and hereby expressly disclaims any implied warranty of merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, Purchaser agrees that: (a) except as expressly set forth in the Operating Agreement, neither Seller nor any of its Affiliates shall have any liability or responsibility for the condition, including the environmental condition, or operation of the Transferred Assets after the Closing; and (b) Purchaser is purchasing the Transferred Assets based solely upon its own inspection, evaluation, review and analysis, and Purchaser assumes the entire risk associated with such inspection, evaluation, review and analysis being incomplete or inaccurate.

Section 6.3     Additional Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)    Organization. Purchaser and each Affiliate of Purchaser that is a party to a Related Agreement is validly existing and (where such concept is applicable) in good standing under the Laws of the State of Delaware and the State of Ohio.

(b)    Financing.

(i)            Schedule 4.3(b)(i) sets forth a true and complete list of the equity commitment letters executed as of the date of this Agreement by Purchaser and the sources of equity named therein (the “Existing Equity Commitment Letters” and the sources of such equity the “Existing Equity Financing Sources”), pursuant to which the Existing Equity Financing Sources have committed, subject to the terms and conditions set forth in the Existing Equity Commitment Letters, to provide to Purchaser (directly or indirectly) equity financing (the “Existing Equity Financing”), in each case for the purposes of funding the transactions contemplated by this Agreement and related fees and expenses and, to the extent applicable, the Purchaser’s post-Closing operations. Purchaser has delivered to Seller true and complete copies of the Existing Equity Commitment Letters (subject to redaction of any fees set forth therein).

(ii)            The Financing Commitment Letters have not been amended, modified, supplemented, terminated or withdrawn in any way. No such amendment, modification, supplement, termination or withdrawal is contemplated. Except for the Financing Commitment Letters, there are no Contracts or other understandings (whether oral or written) or commitments to enter into Contracts or other understandings (whether oral or written) to which Purchaser or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitment Letters. Any and all commitment fees or other fees in connection with the Financing Commitment Letters that are payable on or prior to the date hereof have been paid by or on behalf of Purchaser.

(iii)            The Financing Commitment Letters are (A) the legal, valid and binding obligation of Purchaser and, to Purchaser’s knowledge, each of the other parties thereto, (B) enforceable in accordance with their terms against Purchaser and, to Purchaser’s knowledge, each of the other parties thereto, subject to the Enforceability Limitations, and (C) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach under any Financing Commitment Letter on the part of Purchaser, or, to Purchaser’s knowledge, any of the other parties thereto, or result in the failure of any condition precedent under any Financing Commitment Letter to be satisfied. Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Purchaser as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any subsequent approval) other than as expressly set forth in the Financing Commitment Letters, and the Financing Commitment Letters do not provide that the parties thereto may impose additional conditions or other contingencies to such funding. In addition, the Equity Commitment Letters expressly provide that Seller is an intended third-party beneficiary thereof to the extent provided therein and that, subject to the terms hereof and thereof, Seller will have the right to specifically enforce or cause the enforcement of the provisions thereof to the extent provided herein and therein.

(c)            Capitalization. Schedule 4.3(c) correctly and completely sets forth the authorized, issued and outstanding share of capital stock or other equity interests of Purchaser and the record, legal and beneficial ownership thereof (collectively, the “Purchaser Shares”). The Purchaser Shares are duly authorized, validly issued, fully-paid and non-assessable. The Purchaser Shares are held beneficially and of record as set forth on Schedule 4.3(c), free and clear of any Liens and restrictions on transfer (other than restrictions on transfer under applicable securities Laws), were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the organizational documents of Purchaser), rights of first refusal or offer or other similar rights. Except for the Purchaser Shares, Purchaser does not have any outstanding (i) capital stock, membership interests, other share capital, equity or ownership interest or other security or (ii) (A) securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any equity or securities containing any profit participation features, (B) any rights, warrants or options directly or indirectly to subscribe for or to purchase any equity or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any equity or securities containing any profit participation features, (C) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (A) through (B) or other similar rights or (D) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (A) through (C) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Purchaser does not own or have any right to acquire any equity or equity equivalents of any other Person.

(d)            Solvency. After giving effect to the transactions contemplated by this Agreement, Purchaser will be Solvent at Closing. For purposes hereof, “Solvent”, when used with respect to Purchaser, means that, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of Purchaser will, at Closing, exceed the sum of (A) the value of all “liabilities of such entity, including a reasonable estimate of the amount of all contingent and other liabilities,” as of Closing, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of Purchaser on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature; (ii) Purchaser will not have, as of Closing, an unreasonably small amount of capital for the operations of the businesses in which it is engaged; and (iii) Purchaser will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Purchaser will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(e)            Compliance with Laws. Purchaser is in compliance with all applicable Laws, including all anti-corruption, anti-bribery, export control, import control and economic sanctions Laws of the United States and any other relevant jurisdiction.

(f)            Independent Investigation; Environmental Matters.

(i)            Purchaser has conducted its own independent investigation, analysis, and evaluation to the full satisfaction of Purchaser of the Transferred Assets and the Assumed Obligations and of the physical nature and condition, including the environmental condition, of the Facility. Purchaser acknowledges and agrees that: (A) in making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements, Purchaser has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Seller set forth in Section 4.1; (B) except for the express representations and warranties of Seller set forth in Section 4.1, none of Seller, its Affiliates or any other Person has made any representations or warranty as to the Transferred Assets, the Assumed Obligations, this Agreement or the Related Agreements, including with respect to (1) merchantability or fitness for any particular use or purpose, (2) the operation of the Facility or the ownership of the Transferred Assets, in each case by Purchaser after the Closing, (3) the accuracy or completeness of any information, written or oral, relating to the Transferred Assets or the Assumed Obligations or (4) regarding the physical nature and condition, including the environmental condition, of the Facility or the compliance status with applicable Environmental Laws of any and all equipment, processes, or operations at, on or in the Facility; and (C) Purchaser has not relied on any representations or warranties of any nature made by or on behalf of or imputed to Seller, any of its Affiliates or any other Person. Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable about the Transferred Assets, the Assumed Obligations, the Related Agreements and the relevant industries and is capable of evaluating the matters set forth above.

(ii)            Without limiting the foregoing, Purchaser acknowledges that: (A) Seller has informed Purchaser that the Facility may contain asbestos insulation and other asbestos-containing material (“ACM”), surfaces coated with lead-based paint (“LBP”), or surfaces including portions of the roof containing imbedded lead material (“ILM”); (B) the Facility includes the Improvements, which may be subject to regulation or compliance under Environmental Laws or under any other federal, state or local Laws, including those governing health and safety; (C) the Facility may contain Debris and Purchaser, and not Seller, shall be solely liable and responsible for the proper management and disposal of such Debris; and (D) the Real Property may contain wetlands and woodlands that may be subject to regulation under applicable Law, including Environmental Laws. After the Closing, Purchaser acknowledges and agrees that Purchaser will be solely liable and responsible for, and Seller will have no further obligation regarding, (1) the presence, condition, maintenance, handling, repair, removal, abatement or disposal of any ACM, LBP, or ILM at the Facility or (2) the presence, use, condition, operation, modification, removal, disposal, replacement, repair of or compliance with, Environmental Laws or any other federal, state or local Laws, including those governing health and safety, relating to the Transferred Assets, including any remediation or cleanup of any environmental conditions on, under, in, or migrating from the Facility in connection therewith.

(g)            Workhorse Agreements. The Workhorse Agreements are the only Contracts to which Purchaser is a party with Workhorse or any of Workhorse’s Affiliates. Each Workhorse Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to the Enforceability Limitations. Purchaser has performed in all respects the obligations required to be performed by Purchaser under each of Workhorse Agreement and is not in breach or default under any Workhorse Agreement (nor would be with or without notice or lapse of time, or both), and Workhorse is not in breach or default thereunder (nor would be with or without notice or lapse of time, or both).

(h)            No Other Contracts. Other than the Workhorse Agreements and except as set forth on Schedule 4.3(h), Purchaser is not a party to any other Contract.

ARTICLE VII
POST-CLOSING COVENANTS

Section 7.1     Seller Names.

(a)    Purchaser acknowledges that the Seller Names are and shall remain the property of Seller or its respective Affiliates and that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in the Seller Names to Purchaser or any Affiliate of Purchaser.

(b)    Purchaser acknowledges and agrees that it is expressly prohibited from making any use of the Seller Names and shall, at its own expense and as soon as practicable, but in no event later than sixty (60) days after the date of the termination of the Operating Agreement, remove Seller Names from all Transferred Assets.

(c)    Purchaser shall indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party to the extent arising out of use of the Seller Names by Purchaser or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.1, Seller and its Affiliates, in addition to any other remedies available to them, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser or any of its Affiliates from any such breach or threatened breach.

Section 7.2     Taxes.

(a)    After the Closing, Seller and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records and documents relating to the Transferred Assets to the other Party. Seller and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes. Purchaser shall deliver to Seller drafts of any Tax Returns with respect to the Transferred Assets for any Tax period (or portion thereof) ending prior to the date of this Agreement at least thirty (30) days prior to the due date for filing any such Tax Returns, and shall incorporate all reasonable comments as are provided by Seller in writing prior to the due date for filing such Tax Return. Purchaser shall not settle, compromise or otherwise resolve any audit, examination or litigation relating to Taxes for any Tax period (or portion thereof) ending prior to the date of this Agreement without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    All real estate, personal property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time that relate to the Transferred Assets and are applicable to periods beginning before the date of this Agreement and ending on or after the date of this Agreement shall be prorated based on the number of days in such period that occur before the date of this Agreement, on the one hand, and the number of days in such period that occur on or after the date of this Agreement, on the other hand, with the amount of such Taxes allocable to the portion of the period ending before the date of this Agreement being the responsibility of Seller and the remainder being the responsibility of Purchaser. All other Taxes for such periods shall be allocated based on an interim closing of the books as of the end of the day immediately preceding the date of this Agreement, with the amount of such Taxes allocable to the portion of the period ending before the date of this Agreement being the responsibility of Seller and the remainder being the responsibility of Purchaser.

(c)    Purchaser shall pay the cost of all sales, use, transfer, real property transfer, value added, recording, registration, stamp, stamp duty or similar Taxes and fees and all formalities and recording costs, arising out of the transfer of the Transferred Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Transferred Assets (collectively, “Transfer Taxes”). The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Party legally obligated to make such filing. Seller and Purchaser agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(d)    Purchaser agrees to give written notice to Seller of the receipt of any written notice by Purchaser or any of its Affiliates that involves the assertion of any claim for Taxes or the commencement of any proceeding or audit with respect to Taxes for which Seller could have an indemnification obligation pursuant to this Agreement. Seller shall be entitled to participate fully in the defense of any such claim and to employ counsel of its choice for such purpose and Purchaser or any of its Affiliates shall obtain the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or other resolution of a claim or ceasing to defend such claim.

(e)    Any refunds (or credits for overpayment) of Taxes, including any interest received from a Governmental Authority thereon, attributable to any Tax period (or portion thereof) ending before the date of this Agreement shall be for the account of Seller. Within ten (10) days of any receipt by Purchaser or any of its Affiliates of any such refund (or credit for overpayment), Purchaser shall pay over any such refund (or the amount of any such credit), including any interest thereon, to Seller.

(f)     Purchaser and its Affiliates shall not amend any Tax Returns, file any Tax Returns in a jurisdiction where Seller has not historically filed Tax Returns, initiate discussions or examinations with any Tax authority, or make any voluntary disclosures, in each case with respect to the Transferred Assets for any Tax period (or portion thereof) ending prior to the date of this Agreement.

Section 7.3     Additional Environmental Matters.

(a)    Purchaser acknowledges that Seller may need continued access to the Facility to confirm compliance by Purchaser with Purchaser’s environmental covenants and obligations related to the Facility (“Seller’s Confirmations”). Purchaser hereby grants to Seller an irrevocable access easement on to, over and under the Facility for the purpose of completing Seller’s Confirmations after the date of this Agreement. Seller’s Confirmations may include reporting or discussing environmental issues related to the Facility with the appropriate Governmental Authority. Purchaser will provide Seller with all keys, access codes or other items required to access the Facility and with all reasonable cooperation in Seller’s Confirmations and remediation, if any, including the prompt removal or relocation of vehicles on the Facility. Purchaser shall not disturb, impact, or interfere with any remedial system(s), including any engineering control(s) or barrier(s) or institutions controls, such as deed notices or restrictive covenants, which Seller has implemented, installed, constructed or recorded or will implement, install, construct or record at, in, or on the Facility or that affect the Facility. Purchaser shall grant to Seller, and cooperate with Seller in obtaining, any requisite approvals, consent, waivers, permits or deed notifications/restrictions which may be required to complete Seller’s Confirmations. Seller shall exercise reasonable efforts to minimize the interference with Purchaser’s operations upon the Facility, and will indemnify, defend and hold Purchaser harmless from and against any damage caused to the Facility as a direct result of Seller’s presence on the Facility to perform Seller’s Confirmations.

(b)    Purchaser shall notify Seller immediately, but in no event more than two (2) Business Days, of any such disturbance, impact, or interference with such remedial system(s), including any engineering control(s) or barrier(s) or institutions controls, such as deed notices or restrictive covenants, which occurs at, in or on the Facility. For the avoidance of doubt, Purchaser shall be solely liable and responsible for any costs to remedy such disturbance, impact or interference with such remedial system(s).

(c)    From and after the Closing, Purchaser shall not, and shall cause its Affiliates not to, (i) make use of groundwater at, in or under the Facility by any person or entity for any purpose, including potable and non-potable uses or (ii) “treat,” “store” or “dispose” of any “hazardous substances,” “hazardous wastes” or “toxic substances” as those terms are defined under CERCLA, RCRA or TSCA, or under other similar Law, on, at or below the Facility, and shall maintain generator-only status, provided, that Purchaser may (A) accumulate such substances or wastes as allowed under applicable Environmental Laws for off-site treatment, off-site storage or off-site disposal, and (B) use commercial products on-site which may contain such substances.

(d)    From and after the Closing, any and all discarded materials located on or under the surface of the Facility, including building materials from demolition activities; domestic and industrial trash; tires; automotive parts; used containers which held materials such as paint, antifreeze, gasoline and other household substances; materials painted with lead-based paints or otherwise; wood, and other materials which may have been painted with lead-based paints; roof shingles and other building materials which may contain asbestos-containing materials (collectively, “Debris”) or soil management and surface water or groundwater management required or necessary because of excavation, demolition or soil disturbance related to the use, operations, development, excavation, grading, construction or demolition, at, in, on or below the Facility shall be the sole obligation and liability of Purchaser. Such soil or Debris management and surface water or groundwater management may include in-place management, excavation, sediment and erosion control and disposal or other soil and Debris management options which are allowed or required under applicable Environmental Laws.

(e)    Purchaser, its successors, assigns and tenants shall only use the Facility for industrial uses or those commercial uses that do not require investigation or remediation of the Facility to residential cleanup criteria under applicable Law. Purchaser acknowledges and agrees that the Facility may not be used for residential uses or any commercial use that requires remediation to a residential cleanup criteria. Purchaser further acknowledges and agrees that any site modifications required at, in, on or below the Facility to accommodate such uses (including without limitation, soil or Debris management and surface water or groundwater management and any other matters relating to the use, operations, development, excavation, grading, construction or demolition at the Facility) is the sole obligation and liability of Purchaser (or the owner of the Facility at the time of such activities) and will be conducted at Purchaser’s sole expense.

(f)     Purchaser shall manage any utility lines or piping, including any sanitary or storm sewers, any gas, water, electrical or any other gas, water or electrical utility lines or piping, and any such materials that may be included therein, and any and all management of any septic systems, and any such materials that may be included therein, which may be present at or below the Facility which management may be required or necessary to properly maintain the Facility or because of excavation, demolition or soil disturbance related to future use, development or construction at or of the Facility, is the sole obligation and liability of Purchaser or the owner of the Facility at the time of such activities.

(g)    Purchaser acknowledges and agrees that a portion of the Real Property being conveyed pursuant to this Agreement and the Quit Claim Deed is subject to the activity and use limitations and to the rights of access set forth in the Environmental Covenant, and that the Notice of Acknowledgement of Environmental Covenants being delivered at the Closing shall constitute the notice required to be delivered under Section 7 of the Environmental Covenant. Purchaser agrees to notify the Ohio Environmental Protection Agency and the United States Environmental Protection Agency within thirty (30) days after the date of this Agreement, which notice shall include (i) the name, address and telephone number of Purchaser, (ii) a copy of the Quit Claim Deed, (iii) a legal description of the Real Property, (iv) a survey map of the Real Property, (v) the date of this Agreement and (vi) a written acknowledgment by Purchaser that it is bound by the Environmental Covenant. From and after the Closing, Purchaser shall constitute the “Owner” under the Environmental Covenant, and Purchaser shall, and shall cause any subsequent transferee of any interest in the Restricted Area to, perform all obligations and comply with all requirements applicable to “Owner” set forth therein, including those set forth in Section 7 of the Environmental Covenant with respect to any subsequent conveyance of any interest in the Restricted Area.

(h)    Purchaser acknowledges and agrees that a portion of the Real Property being conveyed pursuant to this Agreement and the Quit Claim Deed is subject to the activity and use limitations and to the rights of access set forth in the BUSTR Covenant. Purchaser acknowledges and agrees that the BUSTR Covenant is binding upon Purchaser and runs with the land and that the Quit Claim Deed shall include a notification substantially in the form provided in Section 9 of the BUSTR Covenant. Purchaser agrees to notify Seller and State of Ohio, Division of the State Fire Marshal, Bureau of Underground Storage Tank Regulations (“BUSTR”) within thirty (30) days after the date of this Agreement, which notice shall include (i) the name, address and telephone number of Purchaser, (ii) a copy of the Quit Claim Deed, (iii) a legal description of the Real Property, (iv) a survey map of the Real Property, and (v) the date of this Agreement. From and after the Closing, Purchaser shall constitute the “Owner” under the BUSTR Covenant, and Purchaser shall, and shall cause any subsequent transferee of any interest in the Restricted Area to, perform all obligations and comply with all requirements applicable to “Owner” set forth therein, including those set forth in Section 9 of the BUSTR Covenant with respect to any subsequent conveyance of any interest in the Restricted Area.

Section 7.4     Relocation of Excluded Assets. All Excluded Facility Assets may be removed at any time within six (6) months after the date of this Agreement (the “Removal Period”) by Seller or its Affiliates or any of their respective Representatives, but without any obligation on the part of Seller, its Affiliates or any removing party to replace any item so removed. Seller hereby reserves unto itself and its Affiliates and their respective authorized Representatives a right of entry onto the Facility at reasonable times and within the Removal Period to effect such removal, after at least twenty-four (24) hours’ prior notice to Purchaser. Such third-party Representatives or Seller will carry appropriate general liability insurance coverage addressing the work to be engaged with respect to the relocation of the Excluded Facility Assets, and, at Purchaser’s request, shall provide Purchaser or its Affiliates with a certificate of insurance naming Purchaser as an additional insured.

Section 7.5     Post-Closing Financial Monitoring.

(a)    Purchaser shall use its reasonable efforts to, and Purchaser shall cause each of its Affiliates to use their respective reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain as promptly as practicable following the date of this Agreement to consummate financing (whether equity or debt) equal to at least $450,000,000 in the aggregate (collectively, the “Required Financing”). In furtherance of the foregoing, Purchaser shall be permitted, without Seller’s prior written consent, to provide a copy of this Agreement in a virtual data room established in connection with obtaining the Required Financing to potential sources of the Required Financing and their Representatives; provided, that (i) no such potential sources of the Required Financing or any of their Representatives are Seller Competitors, (ii) such potential sources of the Required Financing have entered into a customary non-disclosure agreement with Purchaser or its Affiliates and (iii) the virtual data room settings do not allow the potential sources of the Required Financing or any of their Representatives to download or print such copy.

(b)    For purposes of this Agreement: (i) any and all additional equity commitment letters obtained by Purchaser after the date of this Agreement shall be “Additional Equity Commitment Letters;” (ii) any and all debt commitment letters obtained by Purchaser after the date of this Agreement shall be “Debt Commitment Letters;” (iii) the sources of equity financing identified in any Additional Equity Commitment Letters shall be “Additional Equity Financing Sources;” (iv) the sources of debt financing identified in any Debt Commitment Letters shall be “Debt Financing Sources;” (v) any and all such additional equity financing shall be the “Additional Equity Financing;” and (vi) any and all such debt financing shall be the “Debt Financing.”

(c)    Purchaser shall provide prompt (but in any event not later than twenty-four (24) hours after execution) written notice of any Additional Equity Commitment Letters or Debt Commitment Letters, including a true and complete copy of such Additional Equity Commitment Letters or Debt Commitment Letters, as applicable.

(d)    Purchaser shall keep Seller informed of the status of its efforts to arrange the Required Financing with a frequency and level of detail as may be reasonably requested by Seller. Without limiting the foregoing, Purchaser shall: (i) provide prompt (but in any event not later than twenty-four (24) hours after such occurrence) written notice of: (A) any material breach or default by any party to, or material dispute among parties to, any Financing Commitment Letter, (B) receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation of any Financing Commitment Letter by any party thereto, (C) if for any reason any portion of the Required Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment Letters; and (ii) promptly furnish to Seller a copy of any consent, amendment, supplement, modification, assignment, notice or communication relating to the Required Financing.

(e)    Purchaser shall use reasonable efforts to: (i) obtain and consummate the Financing on the terms and conditions described in the Financing Commitment Letters; (ii) maintain in effect the Financing Commitment Letters; (iii) negotiate definitive agreements with respect thereto on terms and conditions contemplated by the Financing Commitment Letters, and execute and deliver to Seller a copy of any material definitive agreements promptly following such execution; (iv) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Financing Commitment Letters as they become due and payable; (v) satisfy on a timely basis (or obtain a waiver of) all conditions to funding applicable to Purchaser under the Financing Commitment Letters; (vi) consummate the Financing contemplated by the Financing Commitment Letters at or prior to January 31, 2020 on the terms and conditions set forth in the Financing Commitment Letters; and (vii) enforce its rights under the Financing Commitment Letters, including seeking specific performance by the parties thereunder.

(f)     If all conditions to the Financing Sources’ obligations under the Financing Commitment Letters have been satisfied, or upon funding will be satisfied, Purchaser shall use its reasonable efforts to, and Purchaser shall cause each of its Affiliates to use their respective reasonable efforts to, cause the Financing Sources and the other Persons providing such Financing to fund no later than January 31, 2020 the Required Financing (including by taking enforcement action, including seeking specific performance, to cause such Persons providing such Financing to fund the financing required to pay all of Purchaser’s obligations in full under this Agreement in respect of the Purchase Price (including any applicable interest accrued thereon), the Operating Agreement and otherwise operate the Facility). Purchaser shall not, without the prior written consent of Seller (in its sole and absolute discretion), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, (A) the Equity Commitment Letters or the definitive agreements relating to the Equity Financing, or (B) the Debt Commitment Letters or the definitive agreements relating to the Debt Financing if, solely in the case of this clause (B), such consent, amendment, supplement, modification or assignment would (x) reduce the aggregate amount of the Debt Financing (it being understood that the Debt Financing may be reduced so long as the Equity Financing is increased by a corresponding amount) or (y) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (1) prevent, impede or delay the consummation of the transactions contemplated by this Agreement, or (2) adversely impact in any material respect the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letters.

(g)    If the Financing Commitment Letters are amended, replaced, supplemented or otherwise modified, including as a result of obtaining Additional Equity Commitment Letters or Debt Commitment Letters in accordance with this Section 5.5, or if Purchaser substitutes other financing for all or a portion of the Financing in accordance with this Section 5.5, as applicable, Purchaser shall comply with its covenants in this Section 5.5 with respect to the Financing Commitment Letters as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Purchaser would have been obligated to comply with respect to the Financing.

(h)    Nothing in this Section 5.5 shall require Seller, any of its Affiliates or any of its or their respective Representatives to: (i) provide any cooperation to the extent it would interfere unreasonably with the business or operations of Seller, any of its Affiliates or any of its or their respective Representatives; (ii) enter into any agreement, document or instrument in connection with the Required Financing; (iii) provide any cooperation or take any action, that, in the reasonable judgment of Seller, could cause Seller, any of its Affiliates or any of its or their respective Representatives to incur any actual or potential material liability; (iv) provide any cooperation, or take any action, that, in the reasonable judgment of Seller, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege; (v) make any representation or warranty in connection with the Required Financing or the marketing or arrangement thereof; (vi) prepare or deliver any financial statements or other financial information; (vii) provide any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied; or (viii) provide any cooperation, or take any action, following the Closing.

(i)     If Seller, its Affiliates or any of their respective Representatives reasonably expects to incur any fees, costs or expenses (including reasonable fees, costs or expenses of counsel, accountants or other advisors) in connection with any of their cooperation or assistance with respect to the Required Financing or the provision of any information utilized in connection therewith, Seller shall provide notice to Purchaser of its good faith estimate of such fees, costs and expenses. Following receipt of such notice, Purchaser shall promptly provide Seller with notice that Purchaser (i) agrees to reimburse Seller, its Affiliates and their respective Representatives for any and all such fees, costs and expenses, in which case Purchaser shall from time to time, promptly upon request by Seller, reimburse Seller, any of its Affiliates or any of its or their respective Representatives for any and all such fees, costs or expenses actually incurred by any of them or (ii) declines to reimburse Seller, its Affiliates and their respective Representatives for such fees, costs and expenses, in which case Seller, its Affiliates and their respective Representatives shall be excused from providing cooperation or assistance with respect to the Required Financing or providing any information to be utilized in connection therewith.

(j)     Purchaser hereby covenants and agrees that all presentations, memoranda, offering documents or any other marketing or similar documents prepared in connection with the Required Financing shall (i) contain all necessary disclosures reflecting Purchaser or one or more of its Affiliates as the obligor(s) and (ii) contain disclosures, representations and disclaimers necessary to exculpate Seller, any of its Affiliates or any of its or their respective Representatives with respect to any liability related to the contents or use thereof by the recipients thereof.

(k)    Purchaser hereby covenants and agrees that, from the Closing and throughout the two (2) year period following the Closing (unless otherwise determined by Seller), Purchaser shall, on the fifteenth (15th) Business Day of each month, provide to Seller (i) a thirteen (13) week forecasted statement of cash inflows and outflows with a level of detail as may reasonably be requested by Seller and (ii) an unaudited forecast of its income statement, balance sheet and statement of cash flows for the following forty-eight (48) months (the information described in clauses (i) and (ii), the “Purchaser’s Forecasted Financials”). Purchaser will prepare, or cause to be prepared, the Purchaser’s Forecasted Financials in accordance with Generally Accepted Accounting Principles and will include a forecast of Purchaser’s compliance with any debt covenants, including liquidity and leverage metrics, then in place.

(l)    If, at any time from the Closing and throughout the reporting period contemplated by Section 5.5(k), Seller has reasonable concerns regarding Purchaser’s ability to meet its short-term or long-term cash flow needs based on the Purchaser’s Forecasted Financials, Purchaser hereby covenants and agrees to promptly provide to Seller any other financial information that Seller reasonably requests from time to time to assess the ongoing financial condition of the Purchaser.

(m)   If, at any time from the Closing and throughout the reporting period contemplated by Section 5.5(k), Purchaser receives any notice of any breach or default under any of the Workhorse Agreements, Purchaser hereby covenants and agrees to promptly (and in any event within two (2) Business Days) provide to Seller a copy of any such notice and to, thereafter, keep Seller reasonably apprised of the status or resolution thereof.

Section 7.6     Press Lease.

(a)    Purchaser hereby covenants and agrees that, from the Closing and until Seller either removes or causes to be removed or transfers title to the equipment contemplated by the Press Lease (the “Covered Equipment”) to Purchaser, Purchaser shall:

(i)              not use, operate, relocate or disassemble the Covered Equipment without the express written consent of Seller;

(ii)             leave all notices, marks and coverings on the Covered Equipment intact and allow Seller and the Press Lease Owner access to the Facility to place any additional notices, marks or coverings on the Covered Equipment as necessary;

(iii)            not advertise, represent or hold the Covered Equipment out as its own;

(iv)            not grant or permit any person to grant any lien on the Covered Equipment;

(v)             to the extent an “all assets of the debtor,” “all property” or similar blanket lien on the assets of the Facility is granted to a lender to Purchaser, ensure that the Covered Equipment is expressly excluded from such grant of security;

(vi)           store the Covered Equipment in accordance with applicable Law and safety requirements and consistent with Seller’s past practices;

(vii)           permit Seller, its agents, potential buyers of the Covered Equipment and the Press Lease Owner access to the Facility to perform visual inspections of and regular maintenance on the Covered Equipment;

(viii)          permit Seller, its agents, the Press Lease Owner, its agents and any buyer of the Covered Equipment access to the Facility to remove, disassemble or relocate the Covered Equipment, and Purchaser shall use best efforts not to interfere with such removal, disassembly or relocation;

(ix)            maintain insurance policies provided by an insurer rated at least A-minus or better by A.M. Best & Company (or any successor rating agency of comparable stature) covering the Covered Equipment and, upon Seller’s request, provide proof of such insurance policies, each in a form acceptable to Seller in its sole and absolute discretion;

(x)             indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party relating to the storage of the Covered Equipment by Purchaser, and, if the Seller determines, in its sole and absolute discretion, that it is necessary to perform any repairs on the Covered Equipment, Purchaser will either (i) arrange for the Covered Equipment to be repaired, which arrangement shall be acceptable to Seller in its sole discretion, or (ii) allow Seller unlimited access to the Facility and Covered Equipment in order to arrange the required repairs.

(b)    Seller hereby reserves unto itself and its Affiliates and their respective authorized Representatives a right of entry onto the Facility at reasonable times after the date of this Agreement to effect the removal of the Covered Equipment, after at least five (5) Business Days’ prior notice to Purchaser. Such third-party Representatives or Seller will carry appropriate general liability insurance coverage addressing the work to be engaged with respect to the removal of the Covered Equipment, and, at Purchaser’s request, shall provide Purchaser or its Affiliates with a certificate of insurance naming Purchaser as an additional insured. If Seller removes or causes to be removed the Covered Equipment from the Facility, Seller shall reimburse Purchaser for reasonable repairs to the floor of the Facility caused by such removal (as reasonably approved by Seller in advance of any such repair undertaking by Purchaser).

(c)    Purchaser may, during the sixty (60) day period following the date of this Agreement, request the ability to sublease the Covered Equipment, subject to the following conditions:

(i)              Purchaser shall deliver written notice to Seller of its intent to sublease the Covered Equipment;

(ii)             Purchaser and Seller shall enter into a sublease agreement regarding the Covered Equipment in a form required by the Press Lease and reasonably acceptable to Seller and Purchaser (the “Sublease”); and

(iii)            Purchaser shall comply with the obligations of a sublessee pursuant to the terms of the Press Lease.

(d)    For the avoidance of doubt, Purchaser shall comply at all times with the requirements of Sections 5.6(a) and (b), unless the terms of the Sublease explicitly contemplate otherwise.

Section 7.7     Facility Lease Option. Purchaser hereby covenants and agrees that from the date of this Agreement until April 1, 2020, Seller shall have an irrevocable option, freely transferable to its Affiliates, (the “Facility Option”) to lease pursuant to a lease agreement (the “Facility Option Lease”) the approximately 400,000 square foot portion of the Facility described in Schedule 5.7 hereto (the “Optioned Facility Space”) on the following terms:

(a)    the initial term shall be up to seven (7) years and five (5) months as determined by Seller in its sole and absolute discretion from the effective date of the Facility Option Lease (the “Initial Facility Option Lease Term”). During the Initial Facility Option Lease Term, Seller’s occupation and use of the Optioned Facility Space pursuant to the Facility Option Lease shall be on a rent-free basis, provided that Seller shall be responsible for (i) the maintenance of reasonable insurance policies covering its operations on the Optioned Facility Space and naming Purchaser as an additional insured and (ii) Seller’s pro rata portion of all public and private utilities furnished to the Optioned Facility Space;

(b)    Seller shall be entitled in its sole and absolute discretion to make any alterations, additions, improvements or other changes to the Optioned Facility Space (the “Optioned Facility Space Improvements”);

(c)    at least six (6) months prior to the end of the Facility Option Lease Term, if requested by Seller, Purchaser and Seller shall discuss and negotiate in good faith either (i) an amendment to the Facility Option Lease or (ii) a new lease agreement with respect to the Optioned Facility Space, in each case at the then-prevailing market rental rate for similarly situated properties, for an additional term of five (5) years with an option for Seller to extend such additional term for two (2) additional five (5) year terms thereafter (the Initial Facility Option Lease Term and any additional terms contemplated hereby, the “Facility Option Lease Term”);

(d)    the Facility Option Lease shall include the uninterrupted use of up to 200 parking spaces at the Facility parking lot for use by Persons selected by Seller during the Facility Option Lease Term, provided that the total amount of parking spaces allotted to Seller pursuant to the Real Property Option Lease and the Facility Option Lease shall not exceed 200 spaces in the aggregate;

(e)    the Facility Option Lease shall include customary environmental representations and warranties to be negotiated and agreed upon by the Parties; and

(f)     at the end of the Facility Option Lease Term, Seller shall have no obligation to remove any Optioned Facility Space Improvements from the Optioned Facility or to perform any other restoration of the Optioned Facility, nor will Seller be responsible for any fees, costs or expenses associated with any removal of the Optioned Facility Space Improvements or other restoration of the Optioned Facility by Purchaser.

Section 7.8     Real Property Lease Option. Purchaser hereby covenants and agrees that from the date of this Agreement until April 1, 2020, Seller shall have an irrevocable option, freely transferable to its Affiliates, (the “Real Property Option”) to lease for development, construction, operation, maintenance, access and all other purposes as Seller may decide in its sole and absolute discretion pursuant to a lease agreement (the “Real Property Option Lease”) approximately 500,000 square feet of the Real Property and any improvements thereon to be identified by Seller in its sole and absolute discretion (the “Optioned Real Property”), provided that the use of such location by Seller does not materially interfere with the ongoing or reasonably anticipated operations of Purchaser at the time of the exercise of the Real Property Option, on the following terms:

(a)    the initial term shall be up to ten (10) years and five (5) months as determined by Seller in its sole and absolute discretion from the effective date of the Real Property Option Lease (the “Initial Real Property Option Lease Term”). During the Initial Real Property Option Lease Term, Seller’s occupation and use of the Optioned Real Property pursuant to the Real Property Option Lease shall be on a rent-free basis, provided that Seller shall be responsible for (i) the maintenance of reasonable insurance policies covering its operations on the Optioned Real Property and naming Purchaser as an additional insured and (ii) Seller’s pro rata portion of all public and private utilities furnished to the Optioned Real Property;

(b)    Seller shall be entitled in its sole and absolute discretion to make any alterations, additions, improvements, development, constructions or other changes to the Optioned Real Property (the “Optioned Real Property Improvements”);

(c)     at least six (6) months prior to the end of the Initial Real Property Option Lease Term, if requested by Seller, Purchaser and Seller shall discuss and negotiate in good faith either (i) an amendment to the Real Property Option Lease or (ii) a new lease agreement with respect to the Optioned Real Property, in each case at the then-prevailing market rental rate for similarly situated properties, for an additional term of ten (10) years with an option for Seller to extend such additional term for two (2) additional ten (10) year terms thereafter (the Initial Real Property Option Lease Term and any additional terms contemplated hereby, the “Real Property Option Lease Term”);

(d)    at the end of the Real Property Option Lease Term, Seller shall have no obligation to remove any Optioned Real Property Improvements from the Optioned Real Property or to perform any other restoration of the Optioned Real Property, nor will Seller be responsible for any fees, costs or expenses associated with any removal of the Optioned Real Property Improvements or other restoration of the Optioned Real Property by Purchaser;

(e)    the Real Property Option Lease shall include customary environmental representations and warranties to be negotiated and agreed upon by the Parties;

(f)     the Real Property Option Lease shall include the uninterrupted use of up to 200 parking spaces at the Facility parking lot for use by Persons selected by Seller during the Real Property Option Lease Term, provided that the total amount of parking spaces allotted to Seller pursuant to the Real Property Option Lease and the Facility Option Lease shall not exceed 200 spaces in the aggregate; and

(g)    in the Real Property Option Lease, Purchaser shall grant or join in granting, or assist in obtaining and, if necessary, modifying or abandoning, such rights-of-way, easements and other interests on or over the Optioned Real Property as may be required to provide the Optioned Real Property with ingress and egress, and electric, telephone, gas, water, sewer and other public utilities reasonably necessary to the development, maintenance and operation of the improvements to be constructed on the Optioned Real Property, and if requested by Seller, Purchaser shall support and join in Seller’s applications to obtain zoning approvals, easements and arrangements to enable Seller to construct the improvements on the Optioned Real Property.

Section 7.9     Adjacent Real Property. Purchaser hereby acknowledges and agrees that Seller or its Affiliate is contemplating acquiring land (the “Adjacent Real Property”) located adjacent to, or in close proximity with, the Real Property. Purchaser hereby covenants and agrees that, with respect to such potential acquisition of Adjacent Real Property, it shall:

(a)    cooperate and assist Seller with Seller’s effort to acquire, develop, and operate the Adjacent Real Property for Seller’s desired use thereof; provided that such assistance (i) shall not unreasonably interfere with Purchaser’s operations at the Real Property or (ii) result in Purchaser having to pay any out of pocket costs or expenses (unless Seller agrees to reimburse Purchaser for same). Purchaser’s assistance shall include, without limitation, and at Seller’s request: (i) granting to Seller or its designee (including, without limitation, a utility company) access, utility, railroad, and similar use and easement rights and (ii) approving, exercising, terminating, or assigning any existing rights that Purchaser will have as owner of the Real Property to the extent that such rights burden or benefit the Adjacent Real Property (e.g., pipeline relocation rights under oil and gas leases or environmental-related restrictions); and

(b)           notwithstanding anything contained in this Agreement to the contrary, in the event that Seller or an Affiliate acquires the portion of the Adjacent Real Property that consists of the land (the “Northpoint Parcel”) located adjacent to, and northeast of, the Real Property, either prior to or after the Closing, at Seller’s election:

(i)            terminate the following agreements related to the Northpoint Parcel: (A) the Access/Site Separation Agreement dated as of November 6, 2014 (the “Site Separation Agreement”); (B) the Escrow Agreement dated November 21, 2014 (“Escrow Agreement”); and (C) the Amended and Restated Memorandum of Agreement dated as of July 12, 2019, recorded as Instrument Number 201907220013323 in the Office of the Recorder of Trumbull County, Ohio (together with the Site Separation Agreement and the Escrow Agreement, as assigned and amended, collectively, the “Northpoint Stormwater Documents”), or, if Seller acquires the Northpoint Parcel prior to the Closing, Purchaser consents to the termination of the Northpoint Stormwater Documents by Seller. Purchaser hereby constitutes and appoints as its proxy and grants a power of attorney to each of the officers of Seller, with full power of substitution with respect to the matters set forth in this Section 5.9, and hereby authorizes each of them to take any action reasonably necessary to effect the foregoing; and

(ii)            transfer all mineral, oil, and gas rights (including any leases thereof) associated with the Northpoint Parcel (“NP Mineral Rights”) to Seller or its Affiliate.

Section 7.10         Repurchase Option. Purchaser hereby covenants and agrees that, in the event that Purchaser fails to obtain and consummate the Required Financing prior to January 31, 2020 (the “Repurchase Option Start Date”), Seller shall have an irrevocable option, freely transferable to its Affiliates, for a period of one hundred twenty (120) days from the Repurchase Option Start Date (the “Repurchase Option Term”) to repurchase the Transferred Assets from Purchaser (the “Repurchase Option”) in exchange for one (1) Dollar, the cancellation of any outstanding Purchase Price (or interest thereon) under this Agreement and the waiver of any right of Seller to payment under the Operating Agreement by delivering to Purchaser written notice of its exercise of the Repurchase Option, and Purchaser shall (and, where applicable, Purchaser shall cause its Affiliates to), as soon as practicable after the receipt of such notice, sell, assign, convey, transfer and deliver to Seller (or, as applicable, its designated Affiliates), the Transferred Assets, on the following terms:

(a)           Purchaser shall take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable all transactions relating to the Repurchase Option and execute and deliver to Seller all documents required to effect such transactions in addition to the Repurchase Option Bill of Sale and the Repurchase Option Deed;

(b)           Purchaser shall make customary representations and warranties relating to Seller’s repurchase of the Transferred Assets, including representations and warranties of title and condition of the assets, the authority of Purchaser to enter into such transactions and such other representations and warranties as Seller may reasonably request;

(c)           Seller shall assume from Purchaser, be responsible for, and pay, perform and discharge (or cause its applicable Affiliates to pay, perform and discharge) when due the Assumed Obligations, provided that Seller shall not assume any Liabilities from Purchaser that arise from or relate to facts or circumstances occurring, or any action or omission of Purchaser, in each case from the date of this Agreement until the date of the consummation of the Repurchase Option; and

(d)           Purchaser hereby constitutes and appoints as its proxy and grants a power of attorney to each of the officers of Seller, with full power of substitution with respect to the matters set forth in this Section 5.10, and hereby authorizes each of them to take any action reasonably necessary to effect the foregoing, including recording the Repurchase Option Deed upon exercise by Seller of the Repurchase Option and cancellation by Seller, prior thereto, of the Memorandum of Options and Mortgage; provided, however, that if prior to January 31, 2020 (i) Purchaser has provided Seller with reasonable evidence of substantial progress towards the obtainment of the Required Financing and (ii) Seller has agreed to extend the Repurchase Option Start Date in its reasonable discretion, then the Repurchase Option Start Date shall be March 1, 2020.

Section 7.11          Consents and Approvals.

(a)            Purchaser acknowledges that (i) the Closing Permits and (ii) certain Consents with respect to the transactions contemplated by this Agreement may be required from third parties and that such Closing Permits and Consents have not been obtained. Purchaser agrees that neither Seller nor any of its Affiliates shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Closing Permit or Consent that may be required in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) efforts to obtain the Closing Permits or Consents in accordance with this Section 5.11, the failure to obtain any such Closing Permit or Consent, or (ii) any Proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Closing Permit or Consent. Purchaser agrees to exercise reasonable efforts to obtain as soon as practicable after the date of this Agreement the Closing Permits and any such material Consents contemplated by this Section 5.11 in respect of such Contracts.

(b)            If any third-party Consent has not been obtained with respect to any Contract included in the Transferred Assets as contemplated by Section 5.11(a), then until such time as such Consent is obtained, (i) Purchaser shall be entitled to the benefits of the Contract in question accruing after the Closing to the extent (and only to the extent) that Seller or its applicable Affiliate may provide such benefits (A) without violating the terms of such Contract or any Law and (B) without incurring any material expense or otherwise taking any material actions or measures (including hiring additional employees), (ii) Purchaser shall perform, at its sole cost and expense, the obligations of Seller or such Affiliate to be performed after the Closing under the Contract in question and (iii) Purchaser shall indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party in connection with any such arrangement or any such Contract; provided, however, that in no event shall Purchaser be entitled to receive such benefits beyond the term of any Contract and neither Seller nor any of its Affiliates shall have any obligation to renew or replace any Contract included in the Transferred Assets upon the expiration or termination thereof.

Section 7.12           Fairness Opinion. Purchaser hereby covenants and agrees to exercise reasonable efforts to obtain and deliver to Seller as soon as practicable after the date of this Agreement a copy of an adequate consideration and fairness opinion of an independent financial advisor retained by the board of directors of Workhorse with respect to the transactions contemplated in any Workhorse Agreement, in form and substance reasonably acceptable to Seller.

Section 7.13           Confidentiality. The Parties acknowledge and agree that (i) this Agreement shall be considered “Confidential Information” of Seller under the Non-Disclosure Agreement and (ii) the provisions of the Non-Disclosure Agreement (A) are fully incorporated herein and apply to this Agreement and information exchanged or otherwise received under or in connection with this Agreement (including all access and information contemplated by Section 5.1) and (B) shall be binding on the Parties and their respective successors and permitted assigns. Any successor or assignee of a Party under this Agreement will be deemed to be a party to, to be bound by, and shall comply with, all of the provisions of the Non-Disclosure Agreement as if such successor or assignee were an original signatory to the Non-Disclosure Agreement.

ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS

Section 8.1             Employees.

(a)            Current Employees. Schedule 6.1(a) sets forth the list of the titles of individuals who are employed by Seller and its Affiliates and are active or on short-term leave at the Facility as of the date of this Agreement (the “Current Employees”) and, for each such Current Employee, indicates whether such Current Employee is a Union Employee.

(b)            Other Employees. Schedule 6.1(b) sets forth a preliminary list of the titles of individuals who were employed by Seller and its Affiliates and were active or on short-term leave at the Facility on March 8, 2019 (the “Other Employees” and, together with the Current Employees, the “Employees”) and, for each such Other Employee, indicates whether such Other Employee is a Union Employee.

Section 8.2             Timing of Offers to Employees.

(a)            To Current Employees Prior to Closing. As soon as reasonably practicable after Purchaser has obtained and consummated the Required Financing, but in no event later than ten (10) Business Days thereafter, Purchaser shall offer employment in writing, effective as of the termination of the Operating Agreement, to each of the Current Employees who remains employed as of such date.

(b)            To Other Employees After Closing. When Purchaser begins hiring for the Facility (other than the hiring of the Current Employees in accordance with clause (a) of this Section 6.2), and in no event earlier than the later of (i) the termination of the Operating Agreement and (ii) the obtainment and consummation of the Required Financing, prior to attempting to fill any position, Purchaser shall first offer employment in writing to any Other Employees who have the comparable skills and abilities required for such position until an Other Employee has accepted such offer of employment to fill such position or all such Other Employees have declined such offer of employment.

Section 8.3            Contractual Provisions with Respect to Union Employees. With respect to each Union Employee, Purchaser shall comply with the obligations set forth in Sections 6.4, 6.5, 6.6 and 6.7, in each case subject to Section 6.8.

Section 8.4            Terms of Employee Offers.

(a)           Each offer to an Employee shall:

(i)            advise the Employee of the terms and conditions of his or her position with Purchaser, which position shall be a position requiring comparable skills and abilities as his or her position on the Seller Employment Date;

(ii)            state, among other things, (A) an annual base salary (or base hourly wage rate, as applicable) during at least the first twenty-four (24) months of employment that shall be not less than that provided by Seller or one of its Affiliates to the Employee immediately prior to the Seller Employment Date and (B) an annual incentive compensation opportunity during at least the first twenty-four (24) months of employment that shall be not less than that provided by Seller or one of its Affiliates to the Employee immediately prior to the Seller Employment Date; and (iii) include a summary of benefits to be provided to the Employee, which benefits shall, during at least the first twenty-four (24) months of employment, be substantially comparable in value, when taken as a whole, to those to which such Employee was entitled prior to the Seller Employment Date; provided that Purchaser shall not have any obligation to provide any Employee with any defined benefit pension plan or similar defined benefit arrangement (it being understood, however, that the value of any such defined benefit pension or similar arrangement provided by Seller and its Affiliates shall be taken into account for purposes of determining comparable value).

(b)           Purchaser shall not, and shall cause its Affiliates and any of its and their successors and assigns not to, reduce the annual base salary (or base hourly wage rate, as applicable), annual incentive compensation opportunity or benefits of any Transferred Employee for a period of at least twenty-four (24) months after the Hiring Date.

(c)           Purchaser shall provide Seller with prompt written notice of the Hiring Date for each Other Employee.

Section 8.5             Vacation.

(a)            Except to the extent otherwise required by applicable Law, Purchaser shall assume (and Seller shall be relieved of) all Liabilities for all accrued but unused vacation benefits of the Current Employees who constitute Transferred Employees (the “Assumed Vacation Liabilities”), which, for each such Current Employee, shall be identified by Seller within thirty (30) days after the date of this Agreement in the form of Schedule 6.5(a). Purchaser shall permit each Current Employee who constitutes a Transferred Employee, during the balance of the calendar year in which such Current Employee becomes an employee of Purchaser, (i) to accrue additional vacation days, if any, to which such Transferred Employee would have been entitled for such calendar year under the vacation policy of Seller and its Affiliates covering such Transferred Employee immediately prior to the date of this Agreement at the rate applicable to such Transferred Employee under such vacation policy and (ii) to take vacation days in respect of the amount of unused vacation assumed by Purchaser with respect to each such Transferred Employee and in respect of the amount of any vacation days accrued during the balance of the calendar year during which such Transferred Employee becomes an employee of Purchaser to the extent any such Transferred Employee could take vacation days under the vacation policy of Seller and its Affiliates covering such Transferred Employee immediately prior to the Closing.

(b)            For each Current Employee who constitutes a Transferred Employee, for the first calendar year following the year in which such Transferred Employee becomes an employee of Purchaser, such Transferred Employee shall receive vacation benefits under the terms of the vacation benefit policies of Purchaser applicable to similarly situated employees of Purchaser and its Affiliates, in the case of each such calendar year, after giving vacation service credit for such Employee as provided in Section 6.6(b).

(c)            For each Other Employee who constitutes a Transferred Employee, from and after such Employee’s Hiring Date, such Employee shall receive vacation benefits under the terms of the vacation benefit policies of Purchaser applicable to similarly situated employees of Purchaser and its Affiliates, in the case of each such calendar year, after giving vacation service credit for such Employee as provided in Section 6.6(b).

Section 8.6             Post-Hiring Benefits.

(a)            For each Transferred Employee, for the twenty-four (24) month period following such Employee’s Hiring Date, Purchaser and its Affiliates shall provide such Transferred Employee with employee benefits that satisfy the requirements of this Section 6.6.

(b)            Purchaser agrees that Transferred Employees shall be eligible immediately on their Hiring Date to commence participation in the Purchaser Benefit Plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability or medical certification requirements, pre-existing condition limitations or any other requirements, limitations or restrictions similar to any of the foregoing. Purchaser further agrees that the Transferred Employees shall be eligible to participate in any future benefit plans adopted or maintained by Purchaser or its Affiliates in which other similarly situated employees of Purchaser or its Affiliates are eligible to participate. Purchaser and its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Seller Benefit Plans) for all purposes (including for purposes of vesting, eligibility to participate and receive benefits, benefit forms, premium subsidies or credits, early retirement and waiver of any reduction factors, and benefit calculations and accruals) under those existing, newly established and future Purchaser Benefit Plans (including plans providing for retiree medical benefits and other retiree benefits) in which the Transferred Employees are eligible to participate or are enrolled by Purchaser or its Affiliates at any time on or after such Transferred Employee’s Hiring Date; provided, however, that notwithstanding the foregoing, Purchaser shall not be required to recognize such service for purposes of benefit accruals under the defined benefit pension plans of Purchaser and its Affiliates covering the Transferred Employees. With respect to each Transferred Employee, Purchaser and its Affiliates further agree to waive deductible, co-payment and out-of-pocket requirements for the year in which the Hiring Date occurs for such Transferred Employee under the Purchaser Benefit Plans that provide group health benefits.

(c)            As soon as practicable after the date of this Agreement, to the extent permitted by applicable Law, Purchaser shall establish or designate one or more Purchaser Benefit Plans that are defined contribution plans for the benefit of the Transferred Employees (the “Purchaser Savings Plan”), and take all necessary action to cause the Purchaser Savings Plan to be tax-qualified under the applicable provisions of the Code (to the extent the Purchaser Savings Plan is not so tax-qualified), and make any and all filings and submissions to the appropriate Governmental Authorities required to be made by Purchaser with respect to the establishment or designation of such Purchaser Savings Plan. Purchaser shall take all actions necessary to allow each Transferred Employee to make eligible rollover contributions to the Purchaser Savings Plan of their account balances, including loans, under the savings plans of Seller and its Affiliates as soon as practicable following such Transferred Employee’s Hiring Date.

(d)            Those Transferred Employees who are vested under the terms of the Seller’s Employees’ Pension Plan shall have the same benefit options as normal terminees under such applicable plan. No pension plan assets or Liabilities will be transferred to Purchaser or its Affiliates; rather, all such assets and Liabilities shall be retained by the applicable Seller Benefit Plan other than as required by applicable Law.

Section 8.7             Termination of Transferred Employees.

(a)            Purchaser shall bear the cost and expense of the termination of the employment of any Transferred Employee on and after such Transferred Employee’s Hiring Date.

(b)            Purchaser and its Affiliates shall, for each Transferred Employee who, within twenty-four (24) months following such Transferred Employee’s Hiring Date, (i) is involuntarily terminated by Purchaser or any of its Affiliates without Good Cause, (ii) has his or her compensation or benefits reduced other than a reduction by reason of a circumstance that constitutes Good Cause, and such Transferred Employee elects to terminate his or her employment with Purchaser or its Affiliates, (iii) has a material diminution in his or her job responsibilities or (iv) elects to terminate his or her employment with Purchaser or its Affiliates following a requirement that such Transferred Employee take an alternative position that requires a Geographic Relocation (or otherwise requires such Transferred Employee to undergo a Geographic Relocation), provide severance and other separation benefits to each such Transferred Employee that are at least equal to the greater of (A) the severance and other separation benefits such Transferred Employee would have received under the terms of the applicable severance plan of Seller or its Affiliates as of immediately prior to such Transferred Employee’s Seller Employment Date, and (B) the severance and other separation benefits such Transferred Employee would receive under the terms of the applicable severance plan of Purchaser or its Affiliates in place as of the time of such termination; provided, however, that in no event shall any such Transferred Employee receive less than four (4) calendar weeks of severance and other separation benefits.

(c)            Purchaser shall bear all Liability for any claims of any Transferred Employee arising out of the employment or termination of such Transferred Employee by Purchaser or any of its Affiliates.

Section 8.8             Union Matters.

(a)            In relation to provisions of this Agreement that relate to or affect Union Employees or Transferred Union Employees, the Parties mutually intend to comply with all obligations that any Party may have under the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), all other applicable Law and the Union Contract.

(b)            Conditioned on and in the interest of providing the opportunity for Seller and Purchaser, respectively, to reach mutual agreements with the Union regarding the transactions contemplated by this Agreement, Purchaser acknowledges and agrees that, effective at the earliest time permitted by applicable Law on and after the date of this Agreement, Purchaser will recognize the Union as the collective bargaining representative of the Transferred Union Employees effective as of the Closing.

Section 8.9             No Right to Continued Employment. Nothing contained in this Agreement shall confer upon any Transferred Employee any right to employment or continued employment with Purchaser or its Affiliates, nor shall anything herein interfere with the right of Purchaser or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing.

Section 8.10           Employee-Related Liabilities.

(a)            Except as otherwise expressly provided to the contrary in this Article VI, Seller or its designated Affiliate shall retain all assets and Liabilities related to the Seller Benefit Plans, and neither Purchaser nor any of its Affiliates shall have any Liability with respect thereto. Except as otherwise expressly provided to the contrary in this Article VI, Purchaser shall be liable and responsible for all Liabilities and obligations in respect of benefits accrued on and after the date of this Agreement, by Transferred Employees under the Purchaser Benefit Plans, and neither Seller nor any of its Affiliates shall have any Liability with respect thereto.

(b)            Except as otherwise expressly provided to the contrary in this Article VI, Seller and its Affiliates shall, in the ordinary course of business consistent with past practice (including with respect to the timing of any payments), retain, bear and discharge all Liabilities for claims of Transferred Employees incurred prior to the date of this Agreement under the Seller Benefit Plans and Purchaser and its Affiliates shall bear and discharge all Liabilities for claims of Transferred Employees incurred on and after the date of this Agreement under the Purchaser Benefit Plans. For purposes of this Section 6.10(b), except as otherwise provided under an applicable benefit plan, a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, and sickness/accident/disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

Section 8.11           Employee Matters Indemnity. Purchaser shall indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party relating to (a) the Transferred Employees, arising out of events that occur on and after the termination of the Operating Agreement, for the Current Employees, or the Hiring Date, for the Other Employees, in each case including any Transferred Union Employees, or (b) any failure of Purchaser or its Affiliates to discharge their respective obligations (including Liabilities or obligations relating to payment of severance or other separation benefits) under this Article VI arising either before, on or after the date of this Agreement. Seller shall indemnify the Purchaser Indemnified Parties against, and be liable to the Purchaser Indemnified Parties for and hold each Purchaser Indemnified Party harmless from, any and all Losses incurred or suffered by each Purchaser Indemnified Party relating to any claim of any Union-represented employee under the Union Contract that is not an Employee.

Section 8.12           Workers’ Compensation. Except as otherwise provided under an applicable workers’ compensation insurance policy or fund or as otherwise determined by an applicable Governmental Authority with respect to workers’ compensation, Seller and its Affiliates shall be liable and responsible for all workers’ compensation claims by any Employee arising out of any injuries and diseases incurred, sustained or resulting from work-related exposures or conditions prior to such Employee’s Hiring Date (regardless of whether the claim related thereto is filed after the applicable Hiring Date). Purchaser shall be liable and responsible for all workers’ compensation claims by any Transferred Employee arising out of any injuries and diseases incurred, sustained or resulting from work-related exposures or conditions on or after the Hiring Date for such Transferred Employee, including any compensable acceleration or aggravation occurring on or after such date of any illness or injuries that existed prior to such date.

ARTICLE IX
CLOSING

Section 9.1             Closing. The Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. (Eastern Time) on the date of this Agreement. The Closing may be conducted by overnight mail, e-mail and wire transfer. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by Seller and Purchaser.

Section 9.2             Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:

(a)            the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

(b)            the Notice and Acknowledgement of Environmental Covenant and Notice Upon Conveyance, each duly executed by Seller;

(c)            the Quit Claim Deed, duly executed by Seller, together with any transfer tax disclosures required for purposes of recordation of the Quit Claim Deed;

(d)            the Memorandum of Options, duly executed by Seller;

(e)            the Operating Agreement, duly executed by Seller;

(f)            a transfer document in respect of the NP Mineral Rights in the form attached hereto as Exhibit M (the “Mineral Rights Deed”), duly executed by Seller; and

(g)            a certificate from Seller with respect to Seller’s status as a non-foreign Person pursuant to Section 1445 of the Code.

Section 9.3             Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the following:

(a)            the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

(b)            (i) the Notice and Acknowledgement of Environmental Covenant and Notice Upon Conveyance, each duly executed by Purchaser, and (ii) evidence reasonably acceptable to Seller that the Ohio Environmental Protection Agency and the United States Environmental Protection Agency have accepted Purchaser’s financial assurances required by the Environmental Covenant;

(c)            the Operating Agreement, duly executed by Purchaser;

(d)            the Mineral Rights Deed, duly executed by Purchaser;

(e)            a copy of the resolution of Purchaser’s governing body, certified by an appropriate officer of Purchaser as having been duly and validly adopted and being in full force and effect as of the Closing, authorizing the execution and delivery of this Agreement and performance of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers(s) or authorized representative(s) signing on behalf of Purchaser);

(f)            evidence reasonably acceptable to Seller of Purchaser’s obtainment, as of the Closing, the Environmental Policy in compliance with the requirements set forth in this Agreement;

(g)            evidence reasonably acceptable to Seller of the capitalization and Solvency of Purchaser according to the terms of Sections 4.3(b) and 4.3(c), respectively;

(h)            the Mortgage, duly executed by Purchaser, which Purchaser hereby acknowledges and agrees shall be recorded by Purchaser immediately after the Quit Claim Deed;

(i)            the Memorandum of Options, duly executed by Purchaser, which Purchaser hereby acknowledges and agrees shall be recorded by Purchaser immediately after the Mortgage and prior to any instruments relating to the Debt Financing, if any;

(j)            evidence reasonably acceptable to Seller of Workhorse’s Lender’s consent to the matters described on Schedule 7.3(j);

(k)            a certificate of Workhorse dated as of the date of this Agreement, executed by Workhorse, certifying that the Workhorse Agreements are in full force and effect and that, to the knowledge of Workhorse, Purchaser is not in breach or default under any Workhorse Agreement (nor would be with or without notice or lapse of time, or both);

(l)            the Repurchase Option Deed, duly executed by Purchaser, which Purchaser acknowledges and agrees may be countersigned and recorded by Seller upon exercise by Seller of the Repurchase Option;

(m)            the Repurchase Option Bill of Sale, duly executed by Purchaser, which Purchase acknowledges and agrees may be countersigned by Seller upon exercise by Seller of the Repurchase Option; and

(n)            a transfer document in respect of the NP Mineral Rights in the form attached hereto as Exhibit N (the “Repurchase Option Mineral Rights Deed”), executed by Purchaser, which Purchaser acknowledges and agrees may be countersigned and recorded by Seller upon exercise by Seller of the Repurchase Option.

ARTICLE X
INDEMNIFICATION

Section 10.1           Survival. The representations and warranties contained herein shall survive the Closing for a period of two (2) years after the Closing. No Party shall have any Liability with respect to claims first asserted in connection with any representation or warranty after the applicable survival period specified therefor in this Section 8.1. The covenants contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely); provided, however, that, if the Closing occurs, an Indemnifying Person shall have no Liability for any breach of or failure to perform any covenant or agreement contained herein that by its terms was to be performed prior to the Closing unless a Claim Notice in accordance with Section 8.6 or 8.7 regarding such claim is given to the Indemnifying Person not later than the close of business on the date that is six (6) months after the Closing.

Section 10.2           Indemnification by Seller. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Sections 8.1 and 8.4), Seller shall indemnify Purchaser and its Affiliates (each, a “Purchaser Indemnified Party”) against, be liable to the Purchaser Indemnified Parties for and hold each Purchaser Indemnified Party harmless from, any and all Losses incurred or suffered by each Purchaser Indemnified Party to the extent arising out of any of the following:

(a)            any breach of or inaccuracy in any representation or warranty made by Seller in Article IV;

(b)            any breach of or failure by Seller to perform any covenant or obligation of Seller contained in this Agreement;

(c)            any Retained Obligation to the extent related to the Facility; or

(d)            as expressly set forth in Sections 5.3(a) and 9.17.

Section 10.3           Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Sections 8.1 and 8.4), Purchaser shall indemnify Seller and its Affiliates (each, a “Seller Indemnified Party”) against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party to the extent arising out of any of the following:

(a)            any breach of or inaccuracy in any representation or warranty made by Purchaser in Article IV;

(b)            any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement;

(c)            any Assumed Obligation, including any Liability relating to the Improvements or ACM, LBP or ILM, whether such claims arise under any Environmental Laws, under any other federal, state or local Laws, including those governing health and safety, under contract law or under common law or equity;

(d)            the ownership or operation of the Facility or Transferred Assets from and after the Closing, including any Liability relating to the Improvements or ACM, LBP or ILM, whether such claims arise under any Environmental Laws, under any other federal, state or local Laws, including those governing health and safety, under contract law, or under common law or equity; or

(e)            as expressly set forth in Sections 5.1(c), 6.11 and 9.17.

Section 10.4           Limitations on Liability.

(a)            IN NO EVENT SHALL ANY PARTY HERETO NOR ANY AFFILIATE OF ANY PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR DIMINUTION IN VALUE OR ANY SIMILAR DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.

(b)            If the Closing occurs, in no event shall any Party be entitled to rescission of the transactions consummated hereby.

(c)            As a material inducement to Seller to enter into this Agreement, effective as of the Closing, Purchaser, on its own behalf and on behalf of each of its Affiliates, agrees not to sue and fully releases and forever discharges Seller and each of its Affiliates and each of their respective directors, officers, employees, members, managers, shareholders, agents, assigns and successors, past and present, with respect to and from any and all Proceedings, demands, rights, liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, including in respect of any and all Environmental Liabilities; provided, that nothing in this Section 8.4 shall prohibit Purchaser from enforcing its rights under this Agreement. Without limiting the generality of the foregoing, Purchaser hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against Seller with respect to Seller’s obligations under this Agreement and any other Related Agreement or any facts or circumstances in existence prior to the Closing. It is the intention of Purchaser that such release be effective as a bar to each and every demand and Proceeding hereinabove specified and in furtherance of such intention, Purchaser, on its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands an Proceedings, if any, as those related to unknown and unsuspected demands and Proceedings, if any, as those relating to any other demands and Proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this.

Section 10.5           Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, but in any event no later than thirty (30) Business Days after first becoming aware of such claim, the Indemnified Person shall give written notice to the Indemnifying Person of such claim in accordance herewith (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, (b) the nature of the Losses suffered or incurred or expected to be suffered or incurred, (c) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred or are expected to be suffered or incurred, and (d) such other information as may be necessary for the Indemnifying Person to determine that the limitations in this Article VIII (including the limitations set forth in Section 8.4) have been satisfied or do not apply.

Section 10.6           Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give a Claim Notice (in the form contemplated by Section 8.5) as promptly as is reasonably practicable, but in any event no later than thirty (30) days after receiving notice thereof, to the Indemnifying Person of the assertion of any claims, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such Third Party Claim and (b) upon written notice to the Indemnified Person, at any time during the course of any such Third Party Claim, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 8.7, to settle or compromise such Third Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof, including making available all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Person or its counsel. If the Indemnifying Person assumes the defense of any Third Party Claim and it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold the Indemnified Person harmless from and against any Third Party Claim, the Indemnified Person shall reimburse the Indemnifying Person for any and all documented out-of-pocket costs and expenses (including attorney’s fees and court costs) incurred by the Indemnifying Person in its defense of such Third Party Claim.

Section 10.7           Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 8.6(b)) or the Indemnifying Person, as the case may be, of any such Third Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (a) no Liability, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall be in its sole and absolute discretion, and (b) the Indemnified Person shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.8           Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8.2 or 8.3 shall be treated by Seller and Purchaser as an adjustment to the Purchase Price.

ARTICLE XI
MISCELLANEOUS

Section 11.1           Expenses. Except as otherwise contemplated by Sections 2.6, 5.2(c) and 8.6, and except that all fees, costs and expenses associated with any title commitment or title policy obtained in connection with the transaction shall be paid by Purchaser, each Party shall bear its own fees and expenses with respect to the transactions contemplated hereby.

Section 11.2           Amendment and Waiver. Except as provided in this Article IX, the failure of a Party at any time to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right to enforce the same at a later time. Unless otherwise provided herein, this Agreement may not be amended or waived except in a written instrument signed by the Parties and which references the specific section of this Agreement which is to be amended or waived. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. All other attempted amendments or waivers shall be of no effect, regardless of their formality, consideration or detrimental reliance.

Section 11.3           Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) or electronic mail (read receipt requested, with confirmation not to be unreasonably withheld, conditioned or delayed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)            If to Purchaser, addressed as follows:

[                                                      ]

(ii)            If to Seller, addressed as follows:

[                                                      ]

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

Section 11.4           Payments in Dollars. All payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever.

Section 11.5           Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any Party without the written consent of the other Party, other than to an Affiliate of the assigning Party (but no such assignment shall relieve the assigning Party of its obligations hereunder). Any purported assignment in violation of this Agreement shall be null and void ab initio.

Section 11.6           No Third Party Beneficiaries or Admissions. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or constitute or be construed as an admission, concession or waiver by any of the Parties as to Persons that are not party to this Agreement. Without limiting the preceding sentence, no provision of Article VI or any other provision of this Agreement shall create any third party beneficiary or other rights in the Union or any person employed at any time by any of the Parties (including any beneficiary or dependent of any such person) in respect of continued employment (or resumed employment) with either Purchaser or any of its Affiliates; and no provision of Article VI or any other provision of this Agreement shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Seller Benefit Plan or any Purchaser Benefit Plan; and no term, provision or definition set forth in this Agreement shall constitute or be construed as an admission, concession or waiver by any of the Parties in relation to any charge, complaint, grievance, lawsuit or other Proceedings of any kind between any of the Parties or their Affiliates and the Union or any person employed at any time by any of the Parties or their Affiliates (including any beneficiary or dependent of any such person).

Section 11.7           Publicity. No public announcement or other publicity regarding the existence of this Agreement or the Related Agreements or its or their contents or the transactions contemplated hereby or thereby shall be made by Purchaser or any of its Representatives without the prior written consent of Seller (in its sole and absolute discretion), including as to form, content, timing and manner of distribution or publication. Purchaser agrees, and shall cause its Representatives, to hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 9.7 shall prevent Purchaser or any of its Affiliates or any other Person from making any public announcement or disclosure required by Law or the rules of any stock exchange. If Purchaser or any of its Affiliates determines on the written advice of counsel that it (or its Affiliate) is required to make such an announcement or disclosure, then Purchaser will so notify Seller a minimum of forty-eight (48) hours prior to the announcement or disclosure and (a) consult with Seller on the form and content of the announcement or disclosure; (b) if applicable, seek (or allow Seller to seek) confidential treatment for part or all of the announcement or disclosure; and (c) announce or disclose only those matters that are legally required to be announced or disclosed.

Section 11.8           Further Assurances. On and after the Closing, each Party shall execute and deliver to any other Party such assignments and other instruments as may be reasonably requested by such other Party and are required to effectuate the transactions contemplated by this Agreement.

Section 11.9           Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 11.10         Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede and replace any and all prior agreements, arrangements and understandings, written or oral, between the Parties relating to the subject matter hereof.

Section 11.11         Language. The Parties agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against any Party. The Parties and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 11.12         Bulk Sales. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Transferred Assets.

Section 11.13         Applicable Law. This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware, including its statute of limitations, without regard to any laws or rules, including any borrowing statute, that would result in the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

Section 11.14         Jurisdiction of Disputes; Waiver of Jury Trial.

(a)            Each Party hereby: (i) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby shall be brought exclusively in a court of competent jurisdiction located in the State of Delaware, sitting in Wilmington, Delaware, whether a state or federal court; (ii) consents and submits to personal jurisdiction in connection with any such Proceeding in any such court described in clause (a) of this Section 9.14 and to service of process upon it in accordance with the rules and statutes governing service of process; (iii) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; and (iv) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.

(b)            Each Party irrevocably and absolutely waives the right to a trial by jury in any dispute in connection with, arising under or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby and agrees to take any and all action necessary or appropriate to effect such waiver.

Section 11.15         Equitable Relief. Each of the Parties acknowledges that, in the event of any non-performance or breach of this Agreement, the non-performing or non-breaching Party, as the case may be, would be immediately and irreparably harmed by such non-performance or breach and could not be made whole by monetary damages. It is accordingly agreed that, with respect to any such non-performance or breach, each Party (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law and (b) shall, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith, in any action instituted in accordance with Section 9.14. Without limiting the generality of the foregoing, the Parties agree that Seller shall be entitled to enforce specifically Purchaser’s obligations under Section 5.4 and Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price). The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 11.16        Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.17        Brokers. Each Party shall indemnify the other Party and its Affiliates against, be liable to the other Party and its Affiliates for and hold the other Party and its Affiliates harmless from, any and all Losses incurred or suffered by each such Person for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by such indemnifying Party or any of its Affiliates (or claiming to have been retained or engaged thereby) in respect of the transactions contemplated by this Agreement.

*      *      *      *      *

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

GENERAL MOTORS LLC

By:	/s/ Gerald Johnson
Name: Gerald Johnson
Title: Authorized Signatory

[Signature Page to Asset Transfer Agreement]

Execution Version

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: Chief Executive Officer

[Signature Page to Asset Transfer Agreement]